Exhibit 10.26

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
among:
Cavium Networks, Inc.,
a Delaware corporation;
WWC Acquisition Corporation,
a California corporation;
WWC I LLC,
a Delaware limited liability company;
W&W Communications, Inc.,
a California corporation;
and, as to Sections 9 and 10.1 only, Nueva Ventures Management, LLC, as the Shareholders’ Agent

Dated as of November 19, 2008

Exhibit 10.26
AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION
     This Agreement and Plan of Merger and Reorganization (“Agreement”) is made and entered into as of November 19, 2008 (the “Signing Date”), by and among: Cavium Networks, Inc., a Delaware corporation (“Parent”); WWC Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent (“Merger Sub”); WWC I LLC, a Delaware LLC and a wholly owned subsidiary of Parent (“Merger LLC”); W&W Communications, Inc., a California corporation (the “Company”) and, with respect to Sections 9 and 10.1 only, Nueva Ventures Management, LLC, a Delaware limited liability company, as the Shareholders’ Agent. Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law (the “Reverse Merger”). Upon consummation of the Reverse Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent. Promptly following the consummation of the Reverse Merger, the Company will be merged into Merger LLC (the “Second-Step Merger”). “Merger” shall refer to the Reverse Merger and the Second-Step Merger, collectively or seriatim, as appropriate.
     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
     C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company and the managing members of Merger LLC.
     D. Contemporaneously with the execution and delivery of this Agreement, certain holders of capital stock of the Company holding a majority of the outstanding shares of the common stock of the Company and a majority of the outstanding shares of the preferred stock of the Company (collectively, the “Major Shareholders”) are executing and delivering to Parent voting agreements (“Voting Agreements”) of even date herewith substantially in the form of Exhibit B.
Agreement
     The parties to this Agreement agree as follows:
SECTION 1. Description of Transaction
     1.1 The Reverse Merger and the Second-Step Merger. Upon the terms and subject to the conditions set forth in this Agreement and the California General Corporation Law, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Reverse Merger (the “Surviving Corporation”). Promptly following the Effective Time, the Surviving Corporation will be merged into Merger LLC in the Second-Step Merger and the separate existence of the Surviving Corporation shall cease and

Merger LLC shall continue as the surviving entity.
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and Delaware General Corporation Law.
     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 3175 Hanover Street, Palo Alto, California 94304 at 10:00 a.m. on either (a) the later of (i) December 15, 2008 and (ii) the date that is two (2) business days following satisfaction or waiver of the conditions set forth in Section 6 herein, or (b) another date mutually acceptable to Parent and the Company (the “Scheduled Closing Time”). (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Contemporaneously with or as promptly as practicable after the Closing, properly executed agreements of merger conforming to the requirements of Chapter 11 of the California General Corporation Law and the applicable requirements of the Delaware General Corporation Law to consummate the Reverse Merger and the Second-Step Merger shall be filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware, respectively. The Reverse Merger shall become effective at the time such agreement of merger to consummate the Reverse Merger is filed with the Secretary of State of the State of California (the “Effective Time”). The Second-Step Merger shall become effective at the time such agreement of merger to consummate the Second-Step Merger is filed with the Secretary of State of the State of Delaware.
     1.4 Articles of Incorporation and Bylaws; Operating Agreement; Directors, Managing Members and Officers. Unless otherwise determined by Parent and the Company prior to the Effective Time:
          (a) the Articles of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent may designate) until thereafter amended in accordance with the California General Corporation Law and as provided in such Articles of Incorporation;
          (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the California General Corporation Law and as provided in such bylaws;
          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, together with such additional individuals as Parent may designate;
          (d) the Operating Agreement of Merger LLC immediately after the consummation of the Second-Step Merger shall be in a form approved by Parent until thereafter amended in accordance with the Delaware Limited Liability Company Act and as provided in such Operating Agreement; and
          (e) the managing members and officers of Merger LLC immediately after the consummation of the Second-Step Merger shall be the individuals who are the managing members and officers of Merger LLC immediately prior to the consummation of the Second-Step Merger, together with such additional individuals as Parent may designate.
     1.5 Conversion of Shares.
          (a) Subject to this Section 1.5 and Sections 1.8 and 1.9, at the Effective Time, by virtue of the Reverse Merger and without any further action on the part of Parent, Merger Sub, Merger LLC, the Company or any shareholder of the Company:
               (i) each share of common stock, $0.0001 par value per share, of the Company (“Company Common Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive the Common Stock Per Share Consideration;
               (ii) each share of Series A Preferred Stock, $0.0001 par value per share, of the Company (“Company Series A Preferred Stock”) outstanding immediately prior to the Effective Time (including shares of Company Series A Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time) shall be converted into the right to receive the Series A Per Share Consideration;
               (iii) each share of Series B Preferred Stock, $0.0001 par value per share, of the Company (“Company Series B Preferred Stock”) outstanding immediately prior to the Effective Time (including shares of Company Series B Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time) shall be converted into the right to receive the Series B Per Share Consideration; and
               (iv) each share of the common stock (par value $0.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
          (b) The capitalized terms used above without definition shall have the following meanings:
               (i) “Common Stock Per Share Consideration” shall mean a cash payment in the amount of the quotient obtained by dividing (i) the difference obtained by subtracting the Total Preferred Cash Preference from the Net Merger Cash Consideration by (ii) the Fully Diluted Company Shares.
               (ii) “Fully Diluted Company Shares” shall be the sum of, without duplication, (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Restricted Stock), (B) the aggregate number of shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to all in-the-money Company Options outstanding immediately prior to the Effective Time (including all shares of Company Common Stock that may ultimately be purchased under in-the-money Company Options that are or will be accelerated as a result of the Merger), and (D) the aggregate number of shares of Company Common Stock issuable upon conversion or exercise of all other in-the-money convertible or exercisable securities of the Company outstanding immediately prior to the Effective Time.
               (iii) “Merger Cash Consideration” shall mean one-half of the Total Merger Consideration.
               (iv) “Merger Stock Consideration” shall mean, subject to Section 1.5(d), the number of shares of Parent Common Stock determined by dividing one-half of the Total Merger Consideration by the Parent Average Stock Price.
               (v) “Net Merger Cash Consideration” shall mean the Merger Cash Consideration less the Shareholders’ Agent Allowance.
               (vi) “Parent Average Stock Price” shall be the average of the closing sales price of a share of Parent Common Stock as reported on the Nasdaq Global Market (or any successor thereto) for each of the sixty (60) consecutive trading days ending three (3) trading days prior to the Closing Date.
               (vii) “Parent Common Stock” shall mean common stock, par value $0.001 per share, of Parent.
               (viii) “Retained Liabilities” shall mean the sum of each of the following amounts measured as of the Closing (without duplication): (A) the amount required to pay off in full any convertible promissory notes dated as of June 13, 2008 as set forth on Schedule 1.5(b)(viii); (B) the amount required to pay off in full accrued non-qualified deferred compensation liabilities for all of the Acquired Companies to Lars Herlitz, Wenjun (James) Liu and Farhad Mighani as set forth on Schedule 1.5(b) (viii); (C) the amount required to pay off in full the indebtedness of the Company to Western Technology Investments pursuant to that certain Loan and Security Agreement dated as of March 30, 2006 as set forth on Schedule 1.5(b)(viii); (D) all legal, accounting, investment banking, advisory or other third party fees or costs incurred by the Acquired Companies (whether previously paid or remaining unpaid as of the Closing) in connection with the Merger or the transactions contemplated by this Agreement; (E) any outstanding liabilities of the Acquired Companies incurred during the Pre-Closing Period without Parent’s prior written consent in violation of Section 4.2; (F) an amount equal to the PRC Tax Allowance as set forth on Schedule 1.5(b)(viii); (G) all amounts in excess of $20,000 in the aggregate, paid or payable by the Company, Parent or any affiliate of Parent, necessary to either (a) obtain all Consents necessary for the assignment and transfer of the Company Contracts listed in Part 5.1 of the Disclosure Schedule in accordance with their terms or (b) obtain replacement contracts with Persons whose Consent is necessary for the assignment and transfer of the Company Contracts listed in Part 5.1 of the Disclosure Schedule with terms and conditions similar to those set forth in existing Company Contracts and reasonably acceptable to Parent; (H) all amounts paid or payable by the Company, Parent or an affiliate of Parent necessary to obtain the licenses set forth on Schedule 1.5(b)(viii)(H) for the benefit of Parent with terms and conditions reasonably acceptable to Parent; (I) Company Employee Liabilities; (J) Export Control Liabilities; and (K) an amount equal to the Unrelated Legal Fees Allowance as set forth on Schedule 1.5(b)(viii).
               (ix) “Scheduled PRC Employee Bonuses” shall mean bonuses paid or to be paid to employees of the Chinese Subsidiary as set forth on Schedule 1.5(b)(ix).

               (x) “Series A Cash Preference” shall mean the difference obtained by subtracting (A) the product obtained by multiplying the Series A Stock Preference by the Parent Average Stock Price from (B) $0.1838, provided, however, the Series A Cash Preference shall not be less than zero.
               (xi) “Series A Liquidation Preference” shall mean the product of $0.1838 multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series A Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time).
               (xii) “Series A Per Share Consideration” shall mean (A) a cash payment in the amount equal to the sum of the Common Stock Per Share Consideration plus the Series A Cash Preference, and (B) the Series A Stock Preference.
               (xiii) “Series A Stock Preference” shall mean such number of shares of Parent Common Stock equal to (A) the product obtained by multiplying (i) the Merger Stock Consideration by (ii) a fraction having a numerator equal to the Series A Liquidation Preference and a denominator equal to the Total Preferred Liquidation Preference, divided by (B) the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series A Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time).
               (xiv) “Series B Cash Preference” shall mean the difference obtained by subtracting (A) the product obtained by multiplying the Series B Stock Preference by the Parent Average Stock Price from (B) $0.27, provided, however, the Series B Cash Preference shall not be less than zero.
               (xv) “Series B Liquidation Preference” shall mean the product of $0.27 multiplied by the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series B Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time).
               (xvi) “Series B Per Share Consideration” shall mean (A) a cash payment in the amount equal to the sum of the Common Stock Per Share Consideration plus the Series B Cash Preference, and (B) the Series B Stock Preference.
               (xvii) “Series B Stock Preference” shall mean such number of shares of Parent Common Stock equal to (A) the product obtained by multiplying (i) the Merger Stock Consideration by (ii) a fraction having a numerator equal to the Series B Liquidation Preference and a denominator equal to the Total Preferred Liquidation Preference, divided by (B) the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series B Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time).
               (xviii) “Shareholders’ Agent Allowance” shall mean $100,000 of the Merger Cash Consideration.

               (xix) “Total Merger Consideration” shall mean $19,250,000 plus (i) the aggregate cash exercise price received by the Company as a result of any Company Options and Company Warrants exercised during the Pre-Closing Period, plus (ii) the aggregate deemed exercise price of any Company Options outstanding immediately prior to the Effective Time, less (iii) the Retained Liabilities, less (iv) the Scheduled PRC Employee Bonus.
               (xx) “Total Preferred Cash Preference” shall mean the sum of (i) the Series A Cash Preference multiplied by the number of shares of Company Series A Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series A Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time) and (ii) the Series B Cash Preference multiplied by the number of shares of Company Series B Preferred Stock outstanding immediately prior to the Effective Time (including shares of Company Series B Preferred Stock issued upon exercise of Company Warrants (pursuant to the terms set forth therein) and outstanding immediately prior to the Effective Time).
               (xxi) “Total Preferred Liquidation Preference” shall mean the Series A Liquidation Preference plus the Series B Liquidation Preference.
          (c) A portion of the shares of Parent Common Stock issued and the cash consideration paid pursuant to Section 1.5(a) above in the Merger and the Shareholders’ Agent Allowance shall be delivered into escrow and held as specified in Section 1.8 hereof.
          (d) In the event Parent at any time or from time to time between the date of this Agreement and the Effective Time declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock (by stock dividends, combinations, splits, recapitalizations and the like), or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the Merger Stock Consideration shall be appropriately adjusted.
          (e) Subject to the provisions of this Agreement, upon the consummation of the Second-Step Merger, automatically by virtue of the Second-Step Merger and without any action on the part of Parent, Merger Sub, Merger LLC, the Company or any shareholder:
               (i) each membership interest of Merger LLC outstanding immediately prior to the Second-Step Merger shall be unchanged and shall remain issued and outstanding; and
               (ii) each share of the Surviving Corporation common stock issued and outstanding immediately prior to the consummation of the Second-Step Merger shall be canceled without consideration and shall cease to be an issued and outstanding share of Surviving Corporation common stock.
     1.6 Stock Options.
          (a) At the Effective Time, each outstanding Company Option shall be cancelled and, without any further action on the part of the holder and exchanged for cash in the aggregate equal to the product of (i) that number of shares of Company Common Stock then-

subject to the Company Option, multiplied by (ii) an amount equal to the Common Stock Per Share Consideration minus the exercise price per share of Company Common Stock subject to such Company Option (such product, the “Option Payment”). In no event shall any Option Payment be equal to less than zero ($0.00). An optionee’s Option Payment will, subject to the Section 1.8 below, be payable at the Effective Time. The Option Payments will be reduced by any applicable payroll, income tax, or other withholding taxes.
          (b) At the Effective Time, the Company shall cause the Company Stock Plan and any other stock option or other equity incentive plans to be terminated.
          (c) A portion of the Option Payments paid pursuant to Section 1.6(a) above in the Merger shall be delivered into escrow and held as specified in Section 1.8 hereof.
          (d) Before the Effective Time, Company’s Board of Directors will take all actions necessary to ensure that all Company Options shall be cancelled not later than immediately after the Effective Time without any rights to payments or other compensation or consideration other than as expressly set forth in this Section 1.6.
     1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of the Company’s capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company’s capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s capital stock (a “Company Stock Certificate”) is presented to the Surviving Corporation, Merger LLC or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.
     1.8 Exchange of Certificates; Escrow.
          (a) Parent shall (i) reserve for exchange in accordance with Section 1.5(a) the aggregate number of shares of Parent Common Stock issuable at the Effective Time pursuant to the Merger, (ii) reserve for distribution cash payable pursuant to Sections 1.5(a) and 1.6(a) in exchange for outstanding shares of Company Stock and Company Options, and (iii) reserve for distribution cash for fractional shares in the amount described in Section 1.8(e), and within five (5) business days following the Effective Time, Parent will send or cause to be sent to the holders of Company Stock Certificates (A) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (B) instructions for use in effecting the surrender of Company Stock Certificates in exchange for cash and certificates representing Parent Common Stock.
          (b) Upon surrender of a Company Stock Certificate, or arrangements as provided in Section 1.8(c) below, to Parent by a Company shareholder that does not perfect its appraisal rights and is otherwise entitled to receive cash and/or shares of Parent Common Stock pursuant to Section 1.5 (a “Merger Shareholder”) for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, Parent shall cause to be delivered (i) to such Merger Shareholder a cash payment (reduced by the amount of Escrow Cash (as defined in clause (ii) below)) and/or a certificate representing the number of shares of Parent Common Stock (reduced by the amount of Escrow Shares (as defined in clause (ii) below)), in either case, that such Merger Shareholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and (with respect to Merger Shareholders receiving Parent Common Stock) cash in lieu of any fractional share of Parent Common Stock, and (ii) to the escrow agent under the Escrow Agreement to be held and released in accordance with the Escrow Agreement, on behalf and in the name of such Merger Shareholder, a cash payment in the amount derived by multiplying ten percent (10%) by the aggregate total cash payment that such Merger Shareholder otherwise has the right to receive pursuant to the provisions of Section 1.5 (“Escrow Cash”), and a certificate representing the number of shares of Parent Common Stock (the “Escrow Shares”) derived by multiplying ten percent (10%) by the number of shares of Parent Common Stock that such Merger Shareholder otherwise has the right to receive pursuant to the provisions of Section 1.5, and rounding down to the nearest whole share of Parent Common Stock. Parent shall also cause to be delivered to the escrow agent under the Escrow Agreement to be held and released in accordance with the Escrow Agreement, on behalf and in the name of each individual who received an Option Payment (an “Equity Award Holder”), a cash payment in the amount derived by multiplying ten percent (10%) by the Option Payment that such Equity Award Holder otherwise has the right to receive pursuant to the provisions of Section 1.6 and such amounts shall also be referred to as Escrow Cash.
          (c) Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender cash and/or a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1 (less any Escrow Cash and Escrow Shares deposited with the escrow agent pursuant to this Section 1.8). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity agreement against any claim that may be made against Parent, the Surviving Corporation or Merger LLC with respect to such Company Stock Certificate.
          (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).
          (e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of equity securities of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), if applicable, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Average Stock Price.
          (f) The shares of Parent Common Stock to be issued in the Merger shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”
          (g) Parent, the Surviving Corporation and Merger LLC shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock or securities of the Company pursuant to this Agreement such amounts as Parent, the Surviving Corporation or Merger LLC may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (h) None of Parent, Merger LLC or the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.
          (i) The Escrow Cash and Escrow Shares shall be maintained in an escrow fund (the “Escrow Fund”) for purposes of satisfying claims brought pursuant to Section 9 and for the period of time set forth in the Escrow Agreement. At the Closing, the Shareholders’ Agent Allowance shall be deposited in the Escrow Fund in accordance with the Escrow Agreement.
     1.9 Dissenting Shares.
          (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time, are or may become “dissenting shares” within the meaning of Section 1300(b) of the California General Corporation Law shall not be converted into or represent the right to receive Parent Common Stock and cash in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(c)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the California General Corporation Law; provided, however, that if the status of any such shares as “dissenting shares” shall not be perfected, or if any such shares shall lose their status as “dissenting shares,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock and/or cash in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(c)).
          (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the California General Corporation

Law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the California General Corporation Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
     1.10 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. No party makes any representation as to whether the Merger will so qualify.
     1.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, Merger LLC or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers, directors and managing members of the Surviving Corporation, Merger LLC and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2. Representations and Warranties of the Company
          The Company represents and warrants to Parent, Merger Sub and Merger LLC as follows (subject in the case of each section of this Section 2 below to (i) exceptions set forth in the part of the Disclosure Schedule that corresponds to such Section, and (ii) other exceptions set forth in the Disclosure Schedule whose applicability to such section is reasonably apparent from the context in which such exceptions appear or from such disclosure itself):
     2.1 Due Organization; Etc.
          (a) Each of the Company and the U.S. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Chinese Subsidiary is a corporation duly established, validly existing and in good standing (or its equivalent) under the laws of the People’s Republic of China. Each of the Acquired Companies has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations in all material respects under all Company Contracts.
          (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, none of the Acquired Companies is or has ever been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified, authorized, registered or licensed to do business as a foreign corporation would not have a Material Adverse Effect.
          (c) None of the Acquired Companies is conducting or has ever conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name other than the name under which such Acquired Company is currently incorporated.

          (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of each of the Acquired Companies, (ii) the names of the members of each committee of the board of directors of each of the Acquired Companies, and (iii) the names and titles of the officers of each of the Acquired Companies.
          (e) Except for the ownership of the U.S. Subsidiary and the Chinese Subsidiary by the Company, no Acquired Company owns any controlling interest in any Entity, and no Acquired Company has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. No Acquired Company has agreed or is obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any Entity in which it owns or has owned any equity interest.
     2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered or Made Available to Parent or its counsel accurate and complete copies as of the date of this Agreement of: (a) the articles of incorporation and bylaws (or similar organizational documents) of each Acquired Company, including all amendments thereto; (b) the stock records of each Acquired Company; (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of each Acquired Company, the board of directors of each Acquired Company and all committees of the board of directors of each Acquired Company; and (d) the certificate of approval, business license, capital verification report(s) and all other certificates and approvals and (if any) all special licenses and permits required to be issued or obtained under the applicable Legal Requirement in relation to the establishment, existence and business operation of the Chinese Subsidiary. Except as set forth in Part 2.2 of the Disclosure Schedule, there have been no formal meetings or other proceedings of the shareholders of any Acquired Company, the board of directors of any Acquired Company or any committee of the board of directors of any Acquired Company that are not fully reflected in all material respects in such minutes or other records. There has not been any violation of any of the provisions of the articles of incorporation or bylaws (or similar organizational documents) of any Acquired Company, and no Acquired Company has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s shareholders, such Acquired Company’s board of directors or any committee of such Acquired Company’s board of directors. Except as set forth in Part 2.2 of the Disclosure Schedule, the books of account, stock records, minute books and other records of each Acquired Company is accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and applicable Legal Requirements.
     2.3 Capitalization, Etc.
          (a) The authorized capital stock of the Company consists of: (i) 59,884,621 shares of Company Common Stock (with $0.0001 par value), of which 20,252,624 shares have been issued and are outstanding as of the Signing Date; (ii) 8,563,650 shares of Company Preferred Stock (with $0.0001 par value) which have been designated “Series A Preferred Stock,” of which 8,025,021 shares have been issued and are outstanding as of the Signing Date; and (iii) 19,184,621 shares of Company Preferred Stock (with $0.0001 par value) which have been designated “Series B Preferred Stock,” of which 18,525,913 shares have been issued and are outstanding as of the Signing Date. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete description of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.
          (b) The Company has reserved 12,707,017 shares of Company Common Stock for issuance under the Company Stock Plan, of which options to purchase 7,268,671 shares are outstanding as of the Signing Date and of which 949,887 shares are shares of Company Restricted Stock as of the date of this Agreement. Part 2.3(b)(i) of the Disclosure Schedule accurately sets forth, with respect to each Company Option and each share of Company Restricted Stock issued under the Company Stock Plan (each, an “Equity Award”) that is outstanding as of the date of this Agreement: (1) the name of the holder of such Equity Award; (2) the total number of shares of Company Common Stock that are subject to such Equity Award; (3) the date on which such Equity Award was granted and the term of such Equity Award; (4) the vesting commencement date and schedule for such Equity Award and the extent to which the vesting schedule will be accelerated directly or indirectly as a result of the Merger; (5) the exercise price (or purchase price) per share of Company Common Stock purchasable under such Equity Award; and (6) whether such Equity Award has been designated (or represents shares purchased under) an “incentive stock option” as defined in Section 422 of the Code. No Equity Award is held by a person residing or domiciled outside of the United States. All outstanding Equity Awards were granted pursuant to the terms of the Company Stock Plan. Except as set forth in Part 2.3(b)(ii) of the Disclosure Schedule, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquired Companies; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities or registered capital of the Acquired Companies; (C) Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or to increase its registered capital for contribution by any Person; or (D) to the Knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities or registered capital of any of the Acquired Companies.
          (c) All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding Equity Awards have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Except as set forth on Part 2.3(c) of the Disclosure Schedule, there are no preemptive rights applicable to any shares of capital stock of any Acquired Company, nor other rights to subscribe for or purchase securities of any Acquired Company.
          (d) The authorized capital stock of the U.S. Subsidiary consists of 100,000,000 shares of common stock (with no par value), of which 3,641,108 shares have been issued and are outstanding as of the date of this Agreement and as of the Closing and all of which are owned by the Company. The total investment amount of the Chinese Subsidiary is $100,000. The registered capital of the Chinese Subsidiary is $100,000, all of which has been paid up in cash as of the date of this Agreement and as of the Closing and all of which is owned by the Company. Except as set forth in Part 2.3(d) of the Disclosure Schedule, no Acquired Company has repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities. All securities or registered capital so reacquired by the Acquired Company were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
     2.4 Financial Statements.
          (a) The Company has delivered or Made Available to Parent or its counsel the following financial statements and notes, if applicable (collectively, the “Company Financial Statements”):
               (i) The audited consolidated balance sheets of the Company as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Company for each of the years then ended, together with the notes thereto and the unqualified report and opinion of Armanino McKenna LLP relating thereto;
               (ii) The unaudited consolidated balance sheet of the Company as of September 30, 2008 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Company for the nine months then ended;
               (iii) The unaudited consolidated balance sheet of the Company as of September 30, 2007, and the related unaudited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Company for the nine months then ended; and
               (iv) The audited balance sheets of the Chinese Subsidiary as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statement of operations, statement of shareholders’ equity and statement of cash flows of the Chinese Subsidiary for each of the years then ended, together with the notes thereto and the unqualified report and opinion of Beijing Yongqin Certified Public Accountants relating thereto (collectively, the “Chinese Subsidiary Financial Statements”).
          (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements (other than the Chinese Subsidiary Financial Statements) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(ii) and (iii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude). The Chinese Subsidiary Financial Statements have been prepared in accordance with the generally accepted accounting principles of the People’s Republic of China applied on a consistent basis throughout the periods covered.
     2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, between September 30, 2008 and the Signing Date:
          (a) as of the date of this Agreement, there had not been any Material Adverse Effect, and, to the Knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Acquired Companies;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets (whether or not covered by insurance) of any of the Acquired Companies;
          (c) no Acquired Company has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed, reduced or otherwise reacquired any shares of any Acquired Company’s capital stock or other securities or its registered capital (other than the repurchase of unvested shares of capital stock upon the termination of service of a service provider solely in accordance with the terms of the applicable stock purchase agreement);
          (d) no Acquired Company has sold, issued or authorized the increase of registered capital or the issuance of (i) any capital stock or other security or registered capital, except pursuant to the exercise of options or other rights issued under the Company Stock Plan or outstanding Company Warrants or convertible promissory notes, (ii) any option or right to acquire any capital stock or any other security, other than options or other rights issued under the Company Stock Plan in the ordinary course of business or (iii) any instrument convertible into or exchangeable for any capital stock or other security or registered capital;
          (e) no Acquired Company has amended or waived any of its rights under, or permitted the acceleration of vesting or exercisability under, (i) any provision of the Company Stock Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement except as provided in this Agreement;
          (f) no Acquired Company has amended its certificate of incorporation or bylaws (or similar organizational documents), nor has effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; the Chinese Subsidiary has not changed, or made any application for changing, its business scope, total investment, registered capital or term of operation;
          (g) no Acquired Company has formed any subsidiary or branch or other type of office or acquired any equity interest or other interest in any other Entity;
          (h) no Acquired Company has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Companies since September 30, 2008, exceeds $50,000;
          (i) no Acquired Company has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Material Contract;
          (j) no Acquired Company has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

          (k) no Acquired Company has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;
          (l) no Acquired Company has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges or licenses of assets made in the ordinary course of business and consistent with past practices;
          (m) no Acquired Company has (i) lent money to any Person (other than pursuant to routine travel and business advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (n) no Acquired Company has (i) established or adopted any Company Employee Plan, or (ii) except as required by any Employee Agreement, paid any bonus or made any profit-sharing or similar payment to, or increased the amount of or otherwise amended or modified the terms of any agreement or contract governing the wages, salary, incentive compensation, equity compensation, bonuses, commissions, deferred compensation, severance pay or benefits, welfare benefits, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants;
          (o) no Acquired Company has changed any of its methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles or Legal Requirements;
          (p) no Acquired Company has filed any material Tax election with the Internal Revenue Service or any other tax body;
          (q) no Acquired Company has commenced or settled any Legal Proceeding;
          (r) no Acquired Company has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and
          (s) no Acquired Company has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.
     2.6 Title to Tangible Assets.
          (a) The Acquired Companies own, and have good, valid and marketable title to: (i) all tangible assets reflected on the Unaudited Interim Balance Sheet, (ii) all tangible assets acquired by them since September 30, 2008; and (iii) all other tangible assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies except for such imperfections of title which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the assets subject thereto or affected thereby. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said tangible assets are owned by the Acquired Companies free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies.
          (b) Part 2.6(b) of the Disclosure Schedule identifies all tangible assets that are material to the business of the Acquired Companies and that are being leased or licensed to the Acquired Companies.
     2.7 Receivables. Except as set forth in Part 2.7 of the Disclosure Schedule, all existing accounts receivable of the Acquired Companies (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2008 and have not yet been collected) (i) represent valid obligations of customers of such Acquired Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) to the Knowledge of the Company, will be collected in full when due (net of an allowance for doubtful accounts as set forth in the Unaudited Interim Balance Sheet).
     2.8 Equipment; Leasehold.
          (a) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such business is currently being conducted.
          (b) No Acquired Company owns any real property or interests in real property other than leasehold interests in the real property lease identified in Part 2.8 of the Disclosure Schedule. Part 2.8 of the Disclosure Schedule sets forth a complete list of all real property and interest in real property leased by the Acquired Companies (“Leased Real Property”). The Acquired Companies have good and valid title to the leasehold interests in all Leased Real Property, in each case free and clear of all Encumbrances, except (i) such as are set forth in Part 2.8 of the Disclosure Schedule, (ii) leases, subleases and similar agreements set forth in Part 2.8 of the Disclosure Schedule, (iii) easements, covenants, rights-of-way and other similar restrictions of record that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies, (iv) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Companies and (vi) any Encumbrance on the landlord’s interest in any Leased Real Property, including any deeds of trust, mortgages or other monetary liens.
     (c) All leases, subleases and similar agreements in respect of the Leased Real Property have been duly registered with the relevant Governmental Body, if so required by applicable Legal Requirements.
     2.9 Intellectual Property.
          (a) Part 2.9(a) of the Disclosure Schedule identifies each Acquired Company Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the Acquired Companies that has been developed to the point of being the subject of a product requirements document or for which an Acquired Company has a manufacturing commitment.
          (b) Part 2.9(b) of the Disclosure Schedule identifies: (i) each item of Registered IP in which the Acquired Companies have or purport to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (the “Acquired Company Registered IP”); (ii) the jurisdiction in which such item of Acquired Company Registered IP has been registered or filed and the applicable registration or serial number; and (iii) the owner(s) or registered applicant(s) of such item of Registered IP (including any joint applicant(s) or owner(s). The Company has provided or Made Available to Parent or its counsel complete and accurate copies of all applications, material correspondence with any Governmental Body, and other material documents related to each such item of Acquired Company Registered IP. All filings, payments, documents, instruments, and other actions necessary to establish, perfect, and maintain the rights of the Acquired Companies in each such item of Acquired Company Registered IP and those necessary to maintain such Acquired Company Registered IP have been made, executed, delivered, filed, and taken in a timely manner by the applicable deadline with the appropriate Governmental Body, except to the extent that failure to do so would not result in a Material Adverse Effect or result in a loss or impairment of the applicable Acquired Company Registered IP. Part 2.9(b) of the Disclosure Schedule also identifies each action, filing, and payment that must be taken or made with any Governmental Body on or before the date that is 120 days after the date of this Agreement in order to maintain such items of Acquired Company Registered IP in full force and effect.
          (c) No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Acquired Companies has been abandoned or allowed to lapse. No interference, opposition, cancellation, invalidation, reissue, reexamination, or other Legal Proceeding is pending, or to the Knowledge of the Acquired Companies, is threatened, in which the scope, validity, or enforceability of any Acquired Company Registered IP is being contested or challenged. To the Knowledge of the Acquired Companies, there is no reasonable basis for a claim that any Acquired Company Registered IP is subject to any dispute of its ownership.
          (d) Part 2.9(d) of the Disclosure Schedule identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property is licensed to the Acquired Companies or pursuant to which the Acquired Companies have otherwise received any rights to use Intellectual Property or Intellectual Property Rights or to use or distribute any products, designs, or other Intellectual Property or Intellectual Property Rights of any third party (other than (A) agreements between the Acquired Company and its employees, (B) non-exclusive licenses of third-party Intellectual Property Rights or Intellectual Property available on standard terms for Intellectual Property or Intellectual Property Rights that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Acquired Company Product, (C) non-exclusive licenses of third-party Intellectual Property Rights or Intellectual Property available on standard terms to the extent such third-party Intellectual Property or Intellectual Property Rights are used solely to support the back office operations of the Acquired Companies and (D) non-disclosure agreements providing no more than limited use rights in third party trade secrets to the Acquired Company), and (ii) whether the licenses or rights granted to the Acquired Company in each such Contract are exclusive, sole, or non-exclusive.
          (e) Part 2.9(e) of the Disclosure Schedule identifies each Contract pursuant to which any of the Acquired Companies has granted or provided any Person any license under, or any right (whether currently exercisable or contingent upon the occurrence of future events) or interest in, any Acquired Company IP and each Contract pursuant to which any of the Acquired Companies has granted or provided any Person any right to market, promote, distribute, sell, or offer for sale any Acquired Company Products or refer customers or potential customers to any Acquired Company), except in each case for non-disclosure agreements providing no more than limited use rights in the Acquired Company’s trade secrets to a third party.
          (f) The Company has provided or Made Available to Parent or its counsel a complete and accurate copy of each standard form of Acquired Company IP Contract currently used by the Acquired Companies, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property Rights; (iii) sales representative, distribution, or reseller agreement; and (iv) confidentiality or nondisclosure agreement.
          (g) The Acquired Company IP constitutes all the Intellectual Property Rights necessary to enable the Acquired Companies to conduct their business in the manner in which such business is currently conducted. The Acquired Companies have, and immediately after the Closing Parent will have, good, valid, and marketable title to all of its Acquired Company IP (other than the Acquired Company IP licensed to the Acquired Companies as identified in Part 2.9(d) of the Disclosure Schedule and other than any Acquired Company IP Licensed to the Acquired Companies identified in Section 2.9(d) of this Agreement as not required to be listed in Part 2.9(d) of the Disclosure Schedule), free and clear of all liens and other Encumbrances, other than Permitted Encumbrances.
          (h) The Acquired Companies have taken reasonable measures and precautions sufficient to protect and maintain the confidentiality and secrecy of their material trade secrets and the confidential Acquired Company IP (including any source code for software not generally made available to third parties therein) (“Confidential Source Code”). Except as set forth in Part 2.9(h) of the Disclosure Schedule, the Acquired Companies have not (other than pursuant to confidentiality agreements prohibiting the further disclosure of Confidential Source Code) disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, any Confidential Source Code, or any portion of any Confidential Source Code, of any Acquired Company IP. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used to develop or create, in whole or in part, any Acquired Company IP, provided that with respect to any Acquired Company IP licensed to the Acquired Companies, this representation in this sentence is given to the Knowledge of the Company.
          (i) The Acquired Companies have not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
          (j) No Acquired Company is a member or contributor to any industry standards body or similar organization that requires or obligates any of the Acquired Companies to grant or offer to any other Person any license or right to any Acquired Company IP.
          (k) The Acquired Companies have not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Acquired Company IP that is Registered IP and (A) no trademark or trade name or enterprise name owned, used, or applied for by the Acquired Companies infringes any registered trademark or trade name owned, used, or applied for by any other Person and (B) no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) currently owned, used, or applied for by the Acquired Companies. To the Knowledge of the Acquired Companies, and without limiting the foregoing, all Acquired Company IP (except with respect to any Acquired Company IP licensed to the Acquired Companies) is valid, subsisting, and enforceable.
          (l) The Acquired Companies are not materially infringing (directly, contributorily, by inducement, or otherwise), violating, misappropriating or making any unlawful use of (directly, contributorily, by inducement, or otherwise), and the Acquired Companies have not during the three-year period ending on the Closing and no Acquired Company Product, and no method or process used in the manufacturing of any Acquired Company Product, has during the three-year period ending on the Closing or is materially infringing, misappropriating, violating or making any unlawful use of any Intellectual Property Right owned by any other Person. The Acquired Companies have not received any notice or other communication (in writing or otherwise) of any of the foregoing or any written notice of any other actual, potential, or alleged infringement, misappropriation, violation or unlawful use by the Acquired Companies or the Acquired Company Products of any Intellectual Property Right owned by any other Person. To the Knowledge of the Acquired Companies, no other Person is infringing, misappropriating, violating or making any unlawful use of any material Acquired Company IP.
          (m) Except as set forth in Part 2.9(m) of the Disclosure Schedule or except in the ordinary course of business and to an extent that did not, and to the Knowledge of the Company will not and is not likely to result in a Material Adverse Effect, result in a material breach of any obligations of the Acquired Companies, or result in a material failure of any major feature or functionality offered to, or required by, any customer of the Acquired Companies, the Acquired Company Products conform in all material respects with written specifications, documentation, performance standards or representations provided by or on behalf of the Acquired Companies.
          (n) The Acquired Companies have received no written notice addressed to or specifically directed to the Acquired Companies of any pending or threatened claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Companies, except for any such claim or Legal Proceeding that, if adversely determined, would not result in a Material Adverse Effect, including with respect to (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Acquired Companies, or (ii) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Acquired Company Product.
          (o) Except as set forth in Part 2.9(o) of the Disclosure Schedule, (i) all current and former employees of the Acquired Companies who have been involved in the creation or development of Intellectual Property pertaining to the Acquired Company Products or Acquired Company IP have executed and delivered to the Acquired Companies a valid, enforceable agreement containing an assignment to the Acquired Companies of Intellectual Property Rights pertaining to Acquired Company Products or Acquired Company IP and confidentiality provisions protecting the Acquired Company IP (containing no exceptions to or exclusions from the scope of its coverage with respect to assignments of material Intellectual Property Rights or confidentiality obligations) (copies of all of which have been delivered or Made Available to Parent or its counsel), and (ii) all current and former consultants and independent contractors to the Acquired Companies have each executed and delivered to the Acquired Companies an agreement (copies of all of which have been delivered or Made Available to Parent or its counsel), whereby such consultants and independent contractors have agreed to assign to the Acquired Companies all Intellectual Property Rights developed or created by the consultant or independent contractor or jointly developed or created by the consultant or independent contractor and the Acquired Companies, pertaining to Acquired Company Products or Acquired Company IP and agreed to confidentiality provisions protecting the Acquired Company IP. The Company has provided or Made Available to Parent or its counsel complete and accurate copies of each such agreement. To the Knowledge of the Company, no employee of the Acquired Companies is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the applicable Acquired Company or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of the Acquired Companies.
          (p) No internally developed product, system, program or software module designed or developed for or sold, licensed or otherwise made available by the Acquired Companies to any Person, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components or any other code intentionally designed or intended to have any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) maliciously damaging or destroying any data or file without the user’s consent.
          (q) Part 2.9(q) of the Disclosure Schedule identifies (i) each item of Open Source Code that is contained in or distributed with the Acquired Company Products or from which any part of any Acquired Company Product is derived, (ii) the applicable Open Source Code license, and (iii) the Acquired Company Product or Acquired Company Products to which each such item of Open Source Code relates.
          (r) No Acquired Company Product contains, is derived from, or is distributed with Open Source Code that is licensed under any terms that impose or could impose a material limitation, restriction, or condition on the right or ability of any Acquired Company to use or distribute any Acquired Company Product, including without limitation any requirement or condition that any Acquired Company Product or part thereof (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making modifications or derivative works, or (iii) be redistributable at no charge.
          (s) The Company has delivered or Made Available to Parent or its counsel each Acquired Company Privacy Policy. The Acquired Companies have materially complied with the Acquired Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy or User Data. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements), nor Parent’s possession or use of such User Data in substantially the same manner in which such User Data has been used by the Acquired Companies prior to the consummation of the transactions contemplated by this Agreement, will result in any violation of any Acquired Company Privacy Policy or any Legal Requirement pertaining to privacy or User Data.
          (t) Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will (except as the result of any existing contractual obligations of Parent or Merger LLC), with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Acquired Company IP; (b) the release, disclosure, or delivery of any Acquired Company IP by or to any escrow agent or other Person; (c) a breach of or default by any Acquired Company under any Acquired Company IP Contract; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Acquired Company IP.
     2.10 Contracts.
          (a) Part 2.10(a) of the Disclosure Schedule identifies:
               (i) each Company Contract relating to the employment of, or the performance of services by, or payments with respect thereto to, any employee, director, consultant or independent contractor of any Acquired Company excluding (1) Company Contracts with consultants who have not developed intellectual property with aggregate payments scheduled or actual thereunder by an Acquired Company of less than $50,000 and (2) confidentiality agreements in the Company’s standard form;
               (ii) each Company Contract with or affecting any current, former or future employee, director, consultant or independent contractor of any Acquired Company under which any of the payments or benefits will be increased, or the vesting of or timing for delivery of such payments or benefits will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events) or the value of any of the payments or benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) each Company Contract required to be listed in Part 2.9(d), (e), (f), (p), and (q) of the Disclosure Schedule;
               (iv) each Company Contract imposing any restriction on the right or ability of the Acquired Companies (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
               (v) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (vi) each Company Contract relating to the acquisition, issuance or transfer of any securities, other than the standard form of agreement setting forth the terms of options or stock purchase rights granted under the Company Stock Plan;
               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (viii) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;
               (ix) each Company Contract with any Related Party (as defined in Section 2.18);

               (x) each Company Contract with or to a labor union, works council or guild, including a collective bargaining agreement or similar agreement;
               (xi) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate; and
               (xii) any other Company Contract that is material to the business of any Acquired Company.
(Contracts in the respective categories described in clauses “(i)” through “(xii)” above are referred to in this Agreement as “Material Contracts.”)
          (b) The Company has delivered or Made Available to Parent or its counsel accurate and complete copies of all written Material Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Part 2.10(a) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract that is not in written form. Each Material Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and, to the Knowledge of the Company, is enforceable by the Acquired Companies in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) Except as set forth in Part 2.10(c) of the Disclosure Schedule:
               (i) No Acquired Company has materially violated or breached, or committed any default under, any material term of any Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any material term of any Material Contract;
               (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;
               (iii) no Acquired Company has ever received any written notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and
               (iv) no Acquired Company has waived any of its material rights under any Material Contract.
     2.11 Liabilities. No Acquired Company has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by such Acquired Company since September 30, 2008 in the ordinary course of business and consistent with the past practices of such Acquired Company; (c) liabilities under Company Contracts identified in Part 2.10(a) of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; (d) liabilities under contracts and commitments incurred on or before September 30, 2008 in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Unaudited Interim Balance Sheet; and (e) the liabilities identified in Part 2.11 of the Disclosure Schedule (including those incurred by the Company in connection with the Merger).
     2.12 Compliance with Legal Requirements. The Acquired Companies are, and at all times have been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Companies. Except as set forth in Part 2.12 of the Disclosure Schedule,, no Acquired Company has ever received any written notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. Without limiting the foregoing, none of the Acquired Companies nor any of their respective Representatives has: (a) used any funds for contributions, gifts, entertainment or other expenses relating to political activity in respect of the business of the Acquired Companies in violation of any applicable Legal Requirement of the United States or any other country having jurisdiction; (b) directly or indirectly, paid any sum of money or item of property, however characterized, to any governmental official or Person acting on behalf of or under the auspices of a governmental official or Governmental Authorization, in the United States or any other country, which is in any manner illegal under any Legal Requirement of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of any Acquired Company or any Person affiliated with such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such Person, in violation of any applicable Legal Requirement of the United States or any other country having jurisdiction.
     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by each Acquired Company, and the Acquired Companies have delivered or Made Available to Parent or its counsel accurate and complete copies of all material Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all material Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted. The Acquired Companies have duly applied for renewal or extension of all of the aforesaid Governmental Authorizations in accordance with applicable Legal Requirements to the extent such Governmental Authorizations have or will become due or expire prior to the Closing. The Acquired Companies are, and at all times have been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. No Acquired Company has ever received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

     2.14 Tax Matters.
          (a) All Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body on or before the Closing Date, taking into account any applicable extensions (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. None of the Acquired Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.
          (b) The Company Financial Statements adequately reserve for all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Since the date of the Unaudited Interim Balance Sheet, no liabilities for Taxes have been incurred by an Acquired Company except in the ordinary course of business.
          (c) No Company Return relating to income Taxes are currently being examined or audited by any taxing authority.
          (d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Proceeding is pending or has been threatened against or with respect to the Acquired Companies in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon) with respect to any notice of deficiency or similar document received by the Acquired Companies with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Companies and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of the Acquired Companies except liens for Taxes not yet due and payable.
          (e) Except as set forth in Part 2.14(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any Company Employee of any Acquired Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or would not be deductible pursuant to Section 280G of the Code. Part 2.14(e) of the Disclosure Schedule lists all Company Employees reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the Signing Date. Except as set forth in Part 2.14(e) of the Disclosure Schedule, no Acquired Company is, nor has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract or any other Contract pursuant to which an Acquired Company would be bound to compensate any Company Employee for his or her taxes.
          (f) The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed prior to the Closing. No Acquired Company has ever made any distribution to any of its shareholders of stock or securities of a controlled corporation within the meaning of Section 355 of the Code.
          (g) To the Company’s Knowledge, no Person holds shares of Company Common Stock that are non transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
          (h) Except as set forth in Park 2.14(h)(i) of the Disclosure Schedule, none of the Acquired Companies are party to a contact, agreement or arrangement with any Company Employee that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code. No deferred compensation plan existing prior to January 1, 2005, which would otherwise be subject to Section 409A, has been “materially modified” at any time after October 3, 2004. No stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) has been granted to any Company Employee that (i) has an exercise price that has been less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the board of directors of the Company in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code). Except as set forth on Part 2.14(h)(ii) of the Disclosure Schedule, no compensation is reportable or is reasonably expected to be reportable in 2009, as nonqualified deferred compensation or includable in the gross income of any Company Employee as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan or Employee Agreement.
     2.15 Employee and Labor Matters; Benefit Plans.
          (a) Part 2.15(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement other than Company Contracts with consultants who have not developed intellectual property with aggregate payments scheduled or actual thereunder by an Acquired Company of less than $50,000. The Company and each ERISA Affiliate have Made Available to Parent or its counsel (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports or financial statements related thereto), if any, required under ERISA, the Code or other applicable Legal Requirement in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or other applicable Legal Requirement with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Company Employee or Company Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any subsidiary, (vii) all material correspondence to or from any Governmental Body relating to any Company Employee

Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years, (xi) if applicable, all registration statements or annual reports prepared in connection with each Company Employee Plan, (xii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA, (xiii) form of notice to Medicare-eligible participants under Part D of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; and (xiv) all IRS or other Governmental Body determination, opinion, notification and advisory letters issued and all applications and correspondence with the IRS, DOL and any other Governmental Body with respect to such application or letter with respect to each Company Employee Plan, if applicable.
          (b) The Company and each ERISA Affiliate has in all material respects performed all obligations required to be performed by them under, is not in default or violation of any material provision of, and the Company has no Knowledge of any default or violation by any other party to, any Company Employee Plan. Each Company Employee Plan has been established and maintained, or registered, in all material respects in accordance with its terms and in material compliance with all applicable Legal Requirements, including, but not limited to, ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and all subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect its tax-qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or to the Knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, each of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses and other routine claims for benefits). Neither the Company nor any subsidiary nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each subsidiary has timely made in all material respects all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (c) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan, including but not limited to, a plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) “funded welfare plan” within the meaning of Section 419 of the Code; (iii) a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers (including one or more self-employed individuals), or to their beneficiaries (iv) multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (v) multiple employer plan or to any plan described in Section 413 of the Code; (vi) self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies); or (vii) International Employee Plan.
          (d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, no Company Employee Plan or Employee Agreement provides, reflects or represents any liability to provide retiree or post-termination death, medical or health benefits (whether or not insured) with respect to any Company Employee (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by Company Employees (or the Company Employees’ beneficiaries)). Neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health or other post-employment or retiree employee welfare benefits, except to the extent required by statute.
          (e) With respect to each of the Company Employee Plans constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the Company and each ERISA Affiliate has complied in all material respects with COBRA, FMLA, HIPAA, the Woman’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“Medicare Part D”) and any similar provisions of state law applicable to its Company Employees. To the extent required under HIPAA and the regulations issued thereunder, the Company and each ERISA Affiliate has performed in all material respect its obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 162), the nondiscrimination requirements of HIPAA (45 C.F.R. Parts 144 and 146), and the security requirements of HIPAA (45 C.F.R. Part 142). The Company and each ERISA Affiliate does not have unsatisfied obligations (other than routine claims for benefits) to any Company Employee or qualified beneficiaries pursuant to COBRA, HIPAA, Medicare Part D or any state or foreign law governing health care coverage or extension.
          (f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement (either alone or in connection with any other event, including any termination of employment or service), will (i) result in any payment (including any bonus, golden parachute or severance payment) becoming due to any Company Employee, (ii) result in any forgiveness of indebtedness owing by any Company Employee to any Acquired Company or, to the Knowledge of any Acquired Company, owing by any Company Employee to any third party, (iii) materially increase the benefits payable by any Acquired Company, or (iv) result in any acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.
          (g) None of the Company or any of its ERISA Affiliates with respect to any Company Employee Plan is the subject of an audit or investigation by the IRS, the DOL, the PBGC or any other Governmental Body, nor is any such audit or investigation pending, threatened or, to the Knowledge of any of the Acquired Companies, anticipated. There is no material action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of the Company and its ERISA Affiliates, threatened or reasonably anticipated, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course.
          (h) None of the Acquired Companies is a party to any collective bargaining contract or other Contract with a labor union involving any Company Employees. Except as set forth on Part 2.15(h) of the Disclosure Schedule all of the employees of the Acquired Companies are “at will” employees.
          (i) The Acquired Companies are, and have been since their inception, in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, hiring, discrimination, wages, hours, bonuses, occupational health and safety, terms and conditions of employment, and termination of employment, including employee compensation matters. Since their inception, the Acquired Companies have withheld all amounts required to be withheld from the wages, salaries, and other payments to employees and made due contributions towards all statutory funds for the benefit of their employees in accordance with applicable Legal Requirements, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. There are no pending and, to the Knowledge of the Company, threatened claims against the Acquired Companies under any workers’ compensation plan or policy or for long-term disability. There are no actions, suits, claims, disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety, or discrimination matters involving any employee of the Acquired Companies.
          (j) Part 2.15(j) of the Disclosure Schedule sets forth a table which provides next to each current Company Employee’s name as of the Signing Date: (A) each Company Employee Plan with respect to which such Company Employee participates; (B) each Employee Agreement with respect to which such Company Employee is a party; (C) the full-time or part-time or consultant or independent contractor status of such Company Employee; (D) the salary, wage, actual bonus and/or target bonus opportunity, commission rate, and/or consulting fee structure, as applicable, for such Company Employee for the 2008 fiscal year; (E) accrued but unpaid vacation/paid-time off for such Company Employee, (F) the service start date for such Company Employee, (G) the location where such Company Employee performs services and (H) the exempt/non-exempt status of each such Company Employee, as applicable.
          (k) Except as set forth in Part 2.15(k) of the Disclosure Schedule, the Acquired Companies have good labor relations and the Company has no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a Material Adverse Effect on the labor relations of the Acquired Companies.
     2.16 Environmental Matters. The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Acquired Companies of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Companies has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that an Acquired Company is not in compliance with any Environmental Law, and, to the Knowledge of the Acquired Companies, there are no circumstances that may prevent or interfere with the compliance of the Acquired Companies with any Environmental

Law in the future. To the Knowledge of the Acquired Companies, no current or prior owner of any property leased or controlled by an Acquired Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner lessee, operator, or an Acquired Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Acquired Companies pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law.)
     2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of any Acquired Company and identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and deductibles under each such insurance policy. All insurance policies required to be taken by the Acquired Companies by applicable Legal Requirements have been duly taken out and maintained and identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. No Acquired Company has ever received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Acquired Companies; (b) no Related Party is, or has at any time been, indebted to the Acquired Companies; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Acquired Companies, except for compensation and standard benefits for services as an officer of any of the Acquired Companies as set forth in the Employee Agreements; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Acquired Companies; and (e) no Related Party has any claim or right against the Acquired Companies (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Acquired Companies). For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”: (i) each of the shareholders, who own more than 1% of the capital stock or registered capital of the Company or any of the Acquired Companies; (ii) each individual who is, or who has at any time been, an officer of any of the Acquired Companies; (iii) each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Acquired Companies) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     2.19 Legal Proceedings; Orders.
          (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Acquired Companies) no Person has threatened to commence any Legal Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability an Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the Knowledge of the Acquired Companies, except as set forth in Part 2.19(a) of the Disclosure Schedule, no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against any Acquired Company.
          (c) There is no order, writ, injunction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject. To the Knowledge of the Company, none of the shareholders of any of the Acquired Companies is subject to any order, writ, injunction, judgment or decree that relates to the business of such Acquired Company or to any of the assets owned or used by such Acquired Company. To the Knowledge of the Acquired Companies, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to such Acquired Company’s business.
     2.20 Authority; Binding Nature of Agreement. Subject to receipt of the Required Vote, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement and the exhibits hereto nor (2) the consummation of the Merger, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws (or similar organizational documents) of any Acquired Company, or (ii) any resolution adopted by the shareholders of any Acquired Company, the board of directors of any Acquired Company or any committee of the board of directors of any Acquired Company;
          (b) contravene, conflict with or result in a violation of, or give any

Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of any Acquired Company or to any of the assets owned or used by any Acquired Company;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract, or (iii) cancel, terminate or modify any such Material Contract; or
          (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by either Acquired Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Company).
Except as set forth in Part 2.21 of the Disclosure Schedule, no Acquired Company is, nor will be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     2.22 Full Disclosure. This Agreement (including, and as modified by the Disclosure Schedule) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading. The Company has provided Parent and its Representatives reasonable access to all of its records and other documents and data. The Company has delivered or Made Available to Parent or its counsel true and complete copies of each document which has been requested by Parent or its counsel in connection with their legal and accounting review of the Acquired Companies.
     2.23 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock voting as a separate class, (ii) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together and not as separate classes, and (iii) a majority of the outstanding shares of Company Series A Preferred Stock and Company Series B Preferred Stock, voting together as a single class, and not as a separate series, and on an as converted basis (the “Required Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement, except for votes of Company shareholders pursuant to Section 280G of the Code.

     2.24 No Existing Discussions. No Acquired Company nor any Representative of any of the Acquired Companies is currently engaged, directly or indirectly, in any discussions with any Person (other than Parent and Merger Sub) relating to any Acquisition Transaction.
     2.25 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 2, the Company has not made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the other Acquired Companies, their respective businesses or financial condition or any of their assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
     2.26 No Reliance. The Company acknowledges that none of Parent, Merger Sub and Merger LLC, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent, Merger Sub or Merger LLC, their respective businesses or other matters that is not included in Section 3 of this Agreement or the Parent Disclosure Schedule hereto. Without limiting the generality of the foregoing, none of Parent, Merger Sub or Merger LLC nor any other Person has made a representation or warranty to the Company with respect to any projections, estimates or budgets for the business of any of Parent, Merger Sub or Merger LLC.
     2.27 Inventory. The inventory of the Acquired Corporations reflected on the Unaudited Interim Balance Sheet was as of the date of the Unaudited Interim Balance Sheet, and the current inventory of the Acquired Corporations (the “Current Inventory”) is, in usable and saleable condition in the ordinary course of business. The Current Inventory is not excessive and is adequate in relation to the current trading requirements of the businesses of the Acquired Corporations, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the current businesses of the Acquired Corporations. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Acquired Corporations operate.
SECTION 3. Representations and Warranties of Parent and Merger Sub
          Parent, Merger Sub and Merger LLC jointly and severally represent and warrant to the Company as follows (subject in the case of each section of this Section 3 below to (i) exceptions set forth in the part of the Parent Disclosure Schedule that corresponds to such Section, and (ii) other exceptions set forth in the Parent Disclosure Schedule whose applicability to such section is reasonably apparent from the context in which such exceptions appear or from such disclosure itself):
     3.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition, or results of operations. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition, or results of operations. Merger LLC is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on Parent’s business, financial condition, or results of operations.
     3.2 Capitalization.
          (a) The authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, without par value, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time of the Reverse Merger will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub; (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub; and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.
          (b) Parent owns 100% of the membership interests of Merger LLC.
     3.3 SEC Filings; Financial Statements.
          (a) Parent has filed with the SEC and heretofore made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by it with the SEC between January 1, 2008 and the date of this Agreement (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The consolidated financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.
     3.4 No Conflicts; Consents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by Parent, Merger Sub and Merger LLC are not prohibited by, and will not violate or conflict with, any provision of the certificate or articles of incorporation or bylaws of Parent or Merger Sub or the operating agreement of Merger LLC, or any Legal Requirement or any provision of any Contract to which Parent, Merger Sub or Merger LLC is a party, except where any of the foregoing would not have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent.
     3.5 Authority; Binding Nature of Agreement. Parent, Merger Sub and Merger LLC have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement; and the execution, delivery and performance by Parent, Merger Sub and Merger LLC of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent, Merger Sub and Merger LLC and their respective boards of directors or managing members. No vote of Parent’s shareholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent, Merger Sub and Merger LLC, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.6 Merger Sub and Merger LLC. Merger Sub and Merger LLC have been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub and Merger LLC have not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.
     3.7 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, Parent’s Certificate of Incorporation or Parent’s Bylaws or otherwise.
     3.8 Consideration. Parent currently has available, and at the Effective Time, will have available, sufficient cash or cash equivalents to enable it to perform its obligations under this Agreement.
     3.9 Board Approval. The Board of Directors of Parent has approved this Agreement and the other transactions contemplated by this Agreement (collectively, the “Parent Board Approval”). The Parent Board Approval has been neither rescinded nor revoked.
     3.10 Tax Matters.
          (a) Following the Merger, Parent, or a member of its “qualified group,” will continue the historic business of the Company or use a “significant portion” of Company’s “historic business assets” in a business, within the meaning of Treasury Regulation Section 1.368-1(d).
          (b) There is no plan or intention on the part of Parent (or any related person described in Treasury Regulation Section 1.368-1(e)(3)) to redeem or acquire any Parent Common Stock received by any Merger Shareholder or optionee in the Merger.

     3.11 Information Supplied by Parent, Merger Sub and Merger LLC. The information supplied in writing by Parent, Merger Sub and Merger LLC about Parent, Merger Sub and Merger LLC furnished on or in any document mailed, delivered or otherwise furnished to Company shareholders in connection with this Agreement and the Merger will not, as of the date of such information statement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     3.12 No Reliance. Parent, Merger Sub and Merger LLC acknowledge that none of the Company, the other Acquired Companies nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the other Acquired Companies, their respective businesses or other matters that is not included in Section 2 of this Agreement or the Disclosure Schedule hereto. Without limiting the generality of the foregoing, none of the Company, the other Acquired Companies nor any other Person has made a representation or warranty to Parent, Merger Sub or Merger LLC with respect to any projections, estimates or budgets for the business of any of the Company or the other Acquired Companies.
     3.13 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3, neither Parent, Merger Sub nor Merger LLC has made any representation or warranty, express or implied, at law or in equity, with respect to Parent, its subsidiaries, its businesses or financial condition or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.
SECTION 4. Certain Covenants of the Company
     4.1 Access and Investigation. During the period from the date of this Agreement through the Closing Date or earlier termination of this Agreement pursuant to the provisions of Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request; and (c) provide all reasonable assistance to Parent for the preparation of the SAS No. 100 Financial Statements.
     4.2 Operation of the Company’s Business. During the Pre-Closing Period and except as otherwise expressly contemplated, permitted or required by this Agreement or as required by Legal Requirements or to the extent that Parent shall otherwise consent in writing (including by e-mail communication):
     (a) the Company shall conduct its (and shall cause each of the other Acquired Companies to conduct its) business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;
     (b) the Company shall use commercially reasonable efforts to preserve intact its (and shall cause each of the other Acquired Companies to use commercially reasonable efforts to preserve intact its) current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies;
     (c) the Company shall (and shall cause each of the other Acquired Companies to) keep in full force (including the renewal of any insurance policies that are scheduled to expire during the Pre-Closing Period) all insurance policies identified in Part 2.17 of the Disclosure Schedule;
     (d) the Company shall not (and shall cause each of the other Acquired Companies not to) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or registered capital, and the Company shall not (and shall cause each of the other Acquired Companies not to) repurchase, redeem, reduce or otherwise reacquire any shares of capital stock or other securities or registered capital except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to any of the Acquired Companies;
     (e) except for the issuance of shares of capital stock upon exercise or conversion of presently outstanding Company Preferred Stock, Company Options, Company Warrants or convertible promissory notes, the Company shall not (and shall cause each of the other Acquired Companies not to) sell, issue or authorize the increase of registered capital or the issuance of (i) any capital stock or other security or registered capital, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security or registered capital;
     (f) except as contemplated by this Agreement, the Company shall not (and shall cause each of the other Acquired Companies not to) amend or permit the adoption of any amendment to the certificate of incorporation or bylaws of any of the Acquired Companies, or effect or permit any of the Acquired Companies to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction; the Company shall cause the Chinese Subsidiary not to change, or make any application for changing, its business scope, total investment, registered capital or term of operation;
     (g) the Company shall not (and shall cause each of the other Acquired Companies not to) form any subsidiary or branch or other office or acquire any equity interest or other interest in any other Entity;
     (h) the Company shall not (and shall cause each of the other Acquired Companies not to) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $50,000 per month;
     (i) the Company shall not (and shall cause each of the other Acquired Companies not to) (i) enter into, or permit any of the assets owned or used by it to become bound by, any Material Contract or Encumbrance, or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Material Contract;

     (j) the Company shall not (and shall cause each of the other Acquired Companies not to) (i) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or (ii) incur or guarantee any indebtedness for borrowed money;
     (k) except as required by Legal Requirements, the Company shall not (and shall cause each of the other Acquired Companies not to) (i) establish, adopt, terminate or amend any Company Employee Plan or Employee Agreement, (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment (whether payable in cash, equity or otherwise) to, or increase or otherwise change the amount of the wages, salary, bonuses, commissions, severance, welfare benefits, fringe benefits or other compensation or remuneration (including by taking any action to accelerate the vesting, extend the post-termination exercise period of or otherwise alter or amend the terms of any equity-based compensation) payable to, any Company Employees, other than as required pursuant to a Company Contract, (iii) make any declaration, promise, commitment or obligation of any kind for the payment of, or acceleration by, the Company of severance, termination, change of control, or bonus pay (whether in cash or equity or otherwise) to any Company Employees, or (iv) hire any new employees, consultants, directors or independent contractors;
     (l) the Company shall not (and shall cause each of the other Acquired Companies not to) change any of its methods of accounting or accounting practices in any material respect, except as required by Legal Requirement or generally accepted accounting principles;
     (m) the Company shall not (and shall cause each of the other Acquired Companies not to) make any material Tax election;
     (n) the Company shall not (and shall cause each of the other Acquired Companies not to) commence or settle any Legal Proceeding; and
     (o) the Company shall not (and shall cause each of the other Acquired Companies not to) agree or commit to take any of the actions described in clauses “(e)” through “(n)” above.
     4.3 Notification.
          (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:
          (i) the discovery by any of the Acquired Companies of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, as modified by the Disclosure Schedule, such that the condition set forth in Section 6.1 hereof would not be satisfied;
          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by the

Company in this Agreement, such that the condition set forth in Section 6.1 hereof would not be satisfied;
          (iii) any material breach of any covenant or obligation of the Company such that the condition set forth in Section 6.2 hereof would not be satisfied; and
     any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible.
          (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. Except with respect to written agreements entered into during the Pre-Closing Period in the ordinary course of business with Parent’s prior written consent, no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 6 has been satisfied. The updated Disclosure Schedule required by this Section 4.3(b) shall satisfy the notice requirements described in Section 4.3(a)(i) and (ii).
     4.4 Delivery of Amended Documents. Without limiting any other covenant of the Company set forth herein, if, at any time during the Pre-Closing Period, any Acquired Company amends or updates the articles of incorporation, bylaws, other similar organizational documents, stock records, minutes or other records of the meetings of the shareholders, board of directors or any committee of the board of directors of any of the Acquired Companies, the Company shall within three (3) business days after any such action deliver to Parent a copy of such amended or updated document together with a description or summary of such amendment or update.
     4.5 No Negotiation. During the Pre-Closing Period, the Company shall not (and shall cause each of the other Acquired Companies not to), directly or indirectly:
     (a) solicit or knowingly encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
     (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
     (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.
The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any Acquired Company or any of their respective affiliates during the Pre-Closing Period.
     4.6 Actions Under Certain Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each, a

“401(k) Plan”) (unless Parent provides written notice to the Company that such plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plans have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed). The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require. Distributions from any 401(k) Plan shall be subject to the receipt of a favorable determination letter from the IRS regarding the 401(k) Plan’s qualified status under Section 401(a) of the Code and subject to the adoption of any amendments necessary to maintain such qualified status; provided, however, employees of the Acquired Companies who terminate service prior to the receipt of such determination letter shall be able to receive a distribution from the 401(k) Plan as provided under the 401(k) Plan or as otherwise required by applicable Legal Requirements.
     4.7 Section 280G Payments. The Company shall promptly submit for approval by the Company shareholders by the requisite vote or written consent (and in a manner reasonably satisfactory to Parent), by such number of shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payment and/or benefits that may, separately or in the aggregate, constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, which approval shall not unreasonably be withheld, conditioned or delayed), such that all such payments and benefits shall not be deemed to be Section 280G Payments (the “280G Approval”), and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that a Company shareholder vote or written consent was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the 280G Waivers which were executed by the affected individuals prior to the shareholder vote. Each Person who is expected to receive any Section 280G Payments shall have executed and delivered to the Company a 280G Waiver, and such 280G Waiver shall be in effect immediately prior to the Effective Time.
     4.8 Export Controls.  During the Pre-Closing Period, the Company will classify its commodities, software, technical data and technology for export purposes and certify that it has at all times been in compliance in all respects with the Export Administration Regulations (15 C.F.R. §§ 730-774); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598); and the Customs Regulations (19 C.F.R. §§ 1-357). If export violations are identified, the Company will, through its export counsel, notify the appropriate agency or agencies in writing of such violations. All such filings shall be completed prior to Closing.  For violations of the Export Administration Regulations (“EAR”), filings will include all information required to be disclosed under §764.5 of the EAR.  For all filings, Target will (i) include with such filings a true and complete narrative account of the export violations and all supporting documentation; (ii) provide prompt, complete and full cooperation with the relevant agency or agencies to expedite and complete whatever investigation or administration action is initiated by any Governmental Body and take all other actions reasonable under the circumstances to mitigate and minimize any sanctions imposed; (iii)

provide Parent and its counsel an opportunity to review and comment on any such communications before filing; and (iv) provide Parent access to the Company’s books and records necessary to enable Parent to conduct diligence regarding the matters described in this Section 4.8.
SECTION 5. Additional Covenants of the Parties
     5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain Consents as set forth on Part 5.1 of the Disclosure Schedule and the licenses described on Schedule 1.5(b)(viii)(H). The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.
     5.2 Information Statement. Promptly after the execution of this Agreement, the Company shall prepare in compliance with all Legal Requirements and deliver to its shareholders an information statement or other disclosure document relating to the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). The Company shall use its best efforts to solicit and obtain the consent of the shareholders of the Company sufficient to approve the Merger and this Agreement. The Information Statement and other materials submitted to the shareholders of the Company shall be subject to review and reasonable approval by Parent (which approval shall not be unreasonably delayed) and include information regarding the Company, the terms of the Merger and this Agreement, information regarding Parent as provided to the Company by Parent, and the recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.
     5.3 Approval of Company Shareholders. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law, solicit its shareholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement.
     5.4 Exercise. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause the holders of Company Warrants to exercise the Company Warrants in accordance with their respective terms.
     5.5 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any of the other Acquired Companies or any of their respective Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) Parent will use best efforts if time reasonably permits to consult with the Company prior to issuing any press release or making any public statement regarding the Merger. Notwithstanding the foregoing, the Acquired Companies and their Representatives shall be permitted to make statements or communications with the Company’s shareholders, holders of Company Options, holders of Company Warrants, holders of the Company’s convertible promissory notes, counterparties to contracts, customers of the Acquired Companies and suppliers of the Acquired Companies or to members of the board of directors of the Company or advisors with a need to know.

     5.6 Restricted Stock Unit Bonus Plan. Parent shall establish a Restricted Stock Unit Bonus Plan which provides for a restricted stock unit bonus pool (“Bonus Pool”) in the form set forth on Exhibit D.
     5.7 Scheduled PRC Employee Bonuses. Within five (5) business days of the Closing, Parent shall cause the Chinese Subsidiary to pay the Scheduled PRC Employee Bonuses.
     5.8 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use all commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis, and (b) Parent, Merger Sub and Merger LLC shall use all commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.
     5.9 Employment Matters. At least two (2) days prior to the Closing Date, Parent and the Company shall agree upon a list of the Company’s employees to whom Parent intends to make an offer of employment with Parent or one of its affiliates (each, an “Identified Employee”). Parent shall offer employment with Parent or its affiliates, including Merger LLC, to each Identified Employee, with such employment effective at the Closing (upon proof of a legal right to work in the United States, as applicable). Such offers of employment for Identified Employees who are not Key Employees shall include base salary levels equal to or greater than the base salary of similarly situated employees of Parent. Parent shall use commercially reasonable efforts to hire such Identified Employees. Such employment shall be at-will employment to the greatest extent permitted by law. Prior to the Closing, Parent shall provide to such Identified Employees offer letters setting forth the specific terms of their employment, including the terms of Parent’s employee proprietary information agreement (the “Offer Letters”). At least two (2) days prior to the Closing, Parent shall provide the Company with a copy of the proposed Offer Letters. Any Identified Employee that continues employment with Parent or its affiliates after the Effective Time, (each, a “Continuing Employee” and, collectively, the Continuing Employees”) would, subject to any commercially reasonable transition period and the terms of the employee benefit plans of Parent or Merger LLC, be eligible to participate in the health insurance plans, vacation and sick leave policy, Code Section 423 employee stock purchase plan, Code Section 401(k) plan and other welfare benefit plans of Parent or Merger LLC, to the same extent and subject to the same terms and conditions as comparably situated employees (including comparability with respect to geographic location) of Parent and its subsidiaries. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Parent shall, or shall cause Merger LLC to, recognize the prior service with the Acquired Companies of each Continuing Employee in connection with the benefit plans in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility to participate, vesting of Code Section 401(k) plan amounts, vacation and sick leave and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). Parent shall cause any pre-existing conditions or limitations and eligibility waiting periods, under any group health plans of Parent or any of its affiliates in which the Continuing Employees are otherwise to become eligible to participate after the Closing, to be waived with respect to such employees and their eligible dependents to the extent such conditions or limitations have been satisfied under the Company’s plans of similar effect. Parent shall give each Continuing Employee credit for any deductibles and annual out-of-pocket limits for medical expenses paid during the applicable plan year in which the Closing occurs under any “welfare benefit” plans (within the meaning of Section 3(i) of ERISA) maintained or contributed to by the Company prior to the Closing in satisfying any deductibles and annual out-of-pocket limits for medical expenses for the same plan year under any welfare plans maintained or contributed to by Parent or its affiliates in which such Continuing Employees participate during such year. The provisions of this Section 5.10 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Parent plan, agreement, contract or policy to reflect the terms of this Section 5.10.
     5.10 Noncompetition Agreements. The Company shall use its best efforts to cause each of the Key Employees to execute and deliver to Parent a Noncompetition Agreement in the form of Exhibit E.
     5.11 Termination of Agreements. Prior to the Closing:
          (a) the Company and sufficient Investors shall enter into an agreement, reasonably satisfactory in form and content to Parent (and conditioned and effective upon the Closing), terminating all Investors’ rights under the Investors Rights Agreement; and
          (b) the Company shall cause the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 20, 2006, between the Company and the parties thereto, to be terminated.
     5.12 FIRPTA Matters. At the Closing, the Company shall deliver Parent a statement and a notice to the Internal Revenue Service in such forms as reasonably requested by counsel for Parent conforming to the requirements of Sections 1.897-2(h)(1) and 1.897-2(h)(2) of the United States Treasury Regulations.
     5.13 Tax Matters. From the date of this Agreement until the Closing, none of Parent, the Company or Merger Sub shall take, or cause to be taken, any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the Parties shall take any position on any U.S. federal, state or local income tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code unless otherwise required by a “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income tax law or if advised by legal counsel of national standing that such other treatment is required by applicable tax law.
     5.14 Nasdaq Global Market Listing. Parent shall file, if applicable, an application to list on the Nasdaq Global Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, as soon as practicable and will pay all necessary filing fees in connection therewith.
     5.15 Release. At the Closing, the Company shall use commercially reasonable efforts to cause each of the Major Shareholders and Key Employees to execute and deliver to the Company a General Release in the form of Exhibit F.
     5.16 Notification by Parent. During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

          (a) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes in any material respect an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement;
          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute in any material respect an inaccuracy in or breach of any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
          (c) any material breach of any covenant or obligation of Parent; and
          (d) any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.
     5.17 Certain Tax Matters.
          (a) Parent and Merger LLC shall at Parent’s expense prepare and file, or cause to be prepared and filed, all Company Returns that are required to be filed after the Closing Date and, if the Taxes shown on any such Company Return would cause any indemnification obligation or increase any Tax liability for the Indemnitors, shall provide the Shareholders’ Agent with a copy of any such Company Return with respect to income Taxes at least twenty (20) calendar days prior to the due date of such Company Return (taking into account any applicable extensions) for the Shareholders’ Agent’s review and consent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (b) None of Parent, the Surviving Corporation or any of their respective affiliates shall amend, refile or otherwise modify any Company Return in respect of any taxable period ending on or before the Closing Date which would cause any indemnification obligation for the Indemnitors, without the written consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) Notwithstanding Section 9.7, the Shareholders’ Agent shall, at its expense, control the defense of any audit, claim or proceeding with respect to Taxes incurred on or prior to the Closing Date and for which any of the Indemnitors have an indemnification obligation pursuant to this Agreement; provided, however that the Shareholders’ Agent shall not be entitled to settle any such claim that would increase any Tax liability of the Parent or Surviving Corporation or any Company Subsidiaries, without Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.
     5.18 Indemnification of Directors and Officers.
          (a) Prior to the Effective Time, the Company shall purchase a six (6) year tail for the Company’s Directors and Officers Insurance policy in effect on the Signing Date (the “Tail D&O Policy”) and the Company shall ensure that such Tail D&O Policy remains in full force and effect at the Closing.

          (b) From and after the Effective Time, Parent will, and Parent will cause Merger LLC to, fulfill and honor in all respects the obligations of the Acquired Companies pursuant to any indemnification provision under the Articles of Incorporation and the Bylaws or other organizational documents such Acquired Companies in each case on the date of this Agreement (and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment) (the Persons to be indemnified pursuant to the provisions referred to in this Section 5.18 shall be referred to as, collectively, the “Company Indemnified Parties”). The Operating Agreement of Merger LLC shall contain the provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability set forth in the Company’s Articles of Incorporation and the Company’s Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Party (and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment).
          (c) From and after the Effective Time, Merger LLC shall assume the Company’s existing indemnification agreements with its directors and officers, as set forth on Schedule 5.18(c), for the benefit of the Persons indemnified thereunder.
          (d) For a period of six years after the Effective Time, Parent will cause Merger LLC to maintain the Tail D&O Policy.
          (e) From and after the Effective Time, Parent and Merger LLC shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Parties in enforcing the rights provided in this Section 5.18 and shall make any advances of such expenses to the Company Indemnified Parties that would be available under the Bylaws or Articles of Incorporation or other agreements of the Acquired Companies (in each case as in effect as of the date of this Agreement) with regard to the advancement of expenses.
          (f) Each of Parent and the Company Indemnified Parties shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
          (g) If Parent and/or Merger LLC merges into, consolidates with or transfers all or substantially all of its assets to another Person or liquidates, dissolves or winds up its operations, then and in each such case, Parent and/or Merger LLC, as the case may be, shall make proper provision so that the surviving or resulting entity or the transferee in such transaction assumes the obligations of the Parent and/or Merger LLC under this Section 5.18.
          (h) The obligations of Parent and Merger LLC under this Section 5.18 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 5.18 applies without the written consent of each affected Company Indemnified Party.

          (i) The provisions of this Section 5.18 shall be in addition to any other rights available to the Company Indemnified Parties, shall survive the Effective Time, and are expressly intended for the benefit of the Company Indemnified Parties.
SECTION 6. Conditions Precedent to Obligations of Parent, Merger Sub and Merger LLC
          The obligations of Parent, Merger Sub and Merger LLC to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
     6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement shall have been accurate as of the Signing Date (without giving effect to any update to the Disclosure Schedule). Each of the representations and warranties made by the Company in this Agreement that is qualified by materiality or Material Adverse Effect shall be accurate in all respects, and each representation and warranty of the Company in this Agreement that is not so qualified shall be accurate in all material respects, in each case, as of the Scheduled Closing Time as if made at the Scheduled Closing Time except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality or Material Adverse Effect shall be accurate in all respects, and such representations and warranties that are not so qualified shall be accurate in all material respects, in each case, on and as of such date), all without giving effect to any update to the Disclosure Schedule except as otherwise specifically provided in Section 4.3(b).
     6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     6.3 Shareholder Approval. The principal terms of this Agreement and the Merger shall have been duly approved by the Required Vote, and holders of not more than five percent (5%) in the aggregate of the Company Stock shall continue to have a right to exercise appraisal, dissenters or similar rights under the California General Corporation Law with respect to their Company Stock by virtue of the Merger.
     6.4 Consents. All Consents set forth on Part 5.1 of the Disclosure Schedule and all licenses described on Schedule 1.5(b)(viii)(H) shall have been obtained, in form and substance reasonably acceptable to Parent, and shall be in full force and effect.
     6.5 Exercise/Expiration of Company Warrants. Parent shall have received satisfactory evidence that either (a) prior to the Closing the Company Warrants shall have been exercised in accordance with their respective terms, or (b) the Company Warrants shall have expired or otherwise terminated by their own terms upon the Closing.
     6.6 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
     (a) Employment offer letters for employment by Parent, an affiliate of Parent or, in the case of the individuals described in clause (ii), the Chinese Subsidiary, all in forms prepared by Parent, accepted and countersigned by: (i) at least eighty percent

(80%), in the aggregate, of the employees located in the U.S. and identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 6.6(a) (the “Section 6.6(a) U.S. List”) and the individuals listed on Schedule 6.6(a)(i), (ii) at least sixty percent (60%) of the employees located in Beijing and identified in that certain written list that Parent and the Company have developed and agreed to for purposes of this Section 6.6(a) and (iii) the following individuals: Lars Herlitz, Farhad Mighani, Alberto Duenas, Andrew Yang, Mark Snesrud, David Yang and Adam Malamy (collectively such individuals listed in clause (iii) are the “Key Employees”);
     (b) Noncompetition Agreements in the form of Exhibit E, executed by each of the Key Employees who accepts and countersigns the employment offer letter contemplated by Section 6.6(a)(iii);
     (c) a General Release in the form of Exhibit F, executed by each of the Major Shareholders and Key Employees;
     (d) a legal opinion of O’Melveny & Myers LLP, dated as of the Closing Date, and a legal opinion of AllBright Law Offices, dated as of the Closing Date, in each case in the forms attached hereto as Exhibit G-1 and G-2;
     (e) a certificate executed by the Company containing the representation and warranty of the Company that the conditions set forth in Sections 6.1 and 6.2 have been duly satisfied (the “Company’s Closing Certificate”);
     (f) an Agreement of Merger executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3;
     (g) the 280G Waivers and evidence satisfactory to Parent that a Company shareholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (x) such requisite 280G Approval was obtained with respect to any Section 280G Payment, or (y) that the 280G Approval was not obtained with respect to any Section 280G Payment and as a consequence, that Section 280G Payment shall not be made or provided, pursuant to the 280G Waivers which were executed by the affective individuals prior to the shareholder vote;
     (h) the resolutions of Company’s board of directors described in Section 4.6;
     (i) written resignations of all directors of the Acquired Companies, effective as of the Effective Time;
     (j) certified written consent of the Chinese Subsidiary’s general manager and legal representative to amend all authorities and mandates to operate bank accounts and bank facilities of the Chinese Subsidiary and authority to such persons as Parent shall nominate to operate such bank accounts and bank facilities;
     (k) Estoppel certificates, in form and substance reasonably acceptable to Parent, executed by the parties set forth on Schedule 6.6(k);
     (l) such documents, instruments, declarations and/or confirmations executed by the Company as shall be required by any applicable Governmental Body for completing all applicable approval, registration and other procedures in relation to the change in investor of the Chinese Subsidiary resulting from the Merger, including but not limited to, certified written resolutions of the Company’s Board of Directors approving the change of investor of the Chinese Subsidiary from the Company to Merger LLC.
          (m) Settlement agreements, in form and substance reasonably acceptable to Parent, executed by the Company and the parties set forth on Schedule 6.6(a)(i);
          (n) the Deferred Compensation Amendments;
          (o) evidence of termination of the Investor Rights Agreement, in form and substance reasonably acceptable to Parent; and
          (p) evidence that the Company has delivered termination notices for each of the agreements listed on Schedule 6.6(p), in accordance with the terms of such agreements and in form and substance reasonably acceptable to Parent.
     6.7 FIRPTA Compliance. The Company shall have delivered to Parent the documents required to be filed with the Internal Revenue Service referred to in Section 5.12.
     6.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     6.9 No Legal Proceedings. No Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation or membership interests of Merger LLC.
     6.10 Terminating Employees. The Company shall have terminated the employment of all Company Employees who either (a) have not accepted employment with Parent, one of Parent’s affiliates or the Chinese Subsidiary in accordance with Section 6.6(a), or (b) were not offered employment with Parent, one of Parent’s affiliates or the Chinese Subsidiary pursuant to Section 6.6(a), all with effect not later than immediately prior to the Closing, pursuant to processes and documentation approved by Parent, which consent shall not be unreasonably withheld.
     6.11 Liens Removed Parent shall have received satisfactory evidence that all liens against the Acquired Companies assets, other than those described in the Estoppel Certificates, shall have been removed.
     6.12 Export Controls. The requirements of Section 4.8 shall have been completed in all material respects to the reasonable satisfaction of Parent.
SECTION 7. Conditions Precedent to Obligations of the Company
          The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the

Company), at or prior to the Closing, of the following conditions:
     7.1 Accuracy of Representations. Each of the representations and warranties made by Parent, Merger Sub and Merger LLC in this Agreement shall have been accurate as of the Signing Date (without giving effect to any update to the Parent Disclosure Schedule). Each of the representations and warranties made by Parent, Merger Sub and Merger LLC in this Agreement that is qualified by materiality or material adverse effect shall be accurate in all respects, and each representation and warranty of Parent, Merger Sub and Merger LLC in this Agreement that is not so qualified shall be accurate in all material respects, in each case, as of the Scheduled Closing Time as if made at the Scheduled Closing Time except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified by materiality or material adverse effect shall be accurate in all respects, and such representations and warranties that are not so qualified shall be accurate in all material respects, in each case, on and as of such date), all without giving effect to any update to the Parent Disclosure Schedule.
     7.2 Performance of Covenants. All of the covenants and obligations that Parent, Merger Sub and Merger LLC are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Shareholder Approval. The Merger and this Agreement shall have been duly approved by the shareholders of the Company by the requisite vote under applicable law and the Company’s articles of incorporation.
     7.4 Agreements and Documents. The Company shall have received the following documents:
     (a) an Escrow Agreement in the form of Exhibit C, executed by Parent and the escrow agent identified therein;
     (b) a legal opinion of Cooley Godward Kronish LLP, dated as of the Closing Date, in the form attached hereto as Exhibit I; and
     (c) a certificate executed by Parent, Merger Sub and Merger LLC containing the representation and warranty of Parent, Merger Sub and Merger LLC that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied.
     7.5 Listing. The shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, shall, if applicable, have been filed for listing (subject to notice of issuance) on the Nasdaq Stock Market.
     7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
SECTION 8. Termination
     8.1 Termination Events. This Agreement may be terminated prior to the Closing:

     (a) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);
     (b) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);
     (c) by Parent if the Closing has not taken place on or before January 31, 2009 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);
     (d) by the Company if the Closing has not taken place on or before January 31, 2009 (other than as a result of the failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement);
     (e) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or
     (f) by the mutual written consent of Parent and the Company.
     8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
     8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the parties shall be relieved of any obligation or liability arising from any prior material breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 10 and 5.5 in accordance with their terms.
SECTION 9. Indemnification, Etc.
     9.1 Survival of Representations, Etc.
          (a) If the Reverse Merger is consummated, the representations and warranties made by the Company (consisting of the representations and warranties set forth in Section 2 and the representations and warranties set forth in the Company’s Closing Certificate) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Indemnitee (acting in good faith) delivers to the Shareholders’ Agent (as defined in Section 10.1 below) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. The representations and warranties made by Parent, Merger Sub and Merger LLC (including the representations and warranties in Section 3 and the representations and warranties in the certificate delivered pursuant to Section 7 hereof) shall survive the Closing and shall expire on the first anniversary of the Closing Date; provided, however, that if, at any time prior to the first anniversary of the Closing Date, any Person (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by Parent, Merger Sub or Merger LLC (and setting forth in reasonable detail the basis for such belief that such an inaccuracy or breach may exist) and asserting a claim for recovery based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the first anniversary of the Closing until such time as such claim is fully and finally resolved. If the Reverse Merger is consummated, all covenants and agreements of the parties shall expire and be of no further force or effect as of the Effective Time, except to the extent such covenants and agreements provide that they are to be performed or shall survive after the Effective Time; provided, however, that no right to indemnification pursuant to this Article 9 in respect of any claim based upon any breach of a covenant or agreement occurring prior to the expiration of such covenant or agreement shall be affected by the expiration of such covenant or agreement.
          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.
          (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.
     9.2 Indemnification. From and after the Effective Time (but subject to Section 9.1(a)), the securityholders of the Company who shall have received, or shall be entitled to receive, cash and/or Parent Common Stock pursuant to Sections 1.5 and/or 1.6 of this Agreement (the “Indemnitors”), severally and not jointly and in proportion to their original contribution to the Escrow, shall hold harmless and indemnify each of the Indemnitees from and against, and the Escrow Cash and Escrow Shares shall be available to compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 2, as modified by the Disclosure Schedule (without giving effect to any update to the Disclosure Schedule delivered by the Company to Parent prior to the Closing except as otherwise specifically provided in Section 4.3(b)), or the Company’s Closing Certificate; (ii) any breach of any covenant or obligation of the Company (consisting of the covenants set forth in Sections 4 and 5); (iii) any PRC Liability; (iv) any

Spanish Liability; (v) any PRC Tax Liability in excess of the PRC Tax Allowance; (vi) any Unrelated Legal Fees Liability in excess of the Unrelated Legal Fees Allowance; (vii) any ISO Disqualification Liability; (viii) any expense or liability defined in “Retained Liabilities” (other than as described in clauses (v) and (vi)) which is in excess of the amount set forth in Schedule 1.5(b)(viii) for such Retained Liability or, if no amount for such Retained Liability is set forth in Schedule 1.5(b)(viii), then the amount in excess of the amount otherwise included in “Retained Liabilities” for such expense or liability for purposes of calculating the Total Merger Consideration; (ix) any payment made by Parent, Merger LLC or any successor thereof pursuant to Section 5.18; or (x) any Legal Proceeding relating to any inaccuracy, breach or matter of the type referred to in clause “(i)”-“(ix)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9). Such obligations to indemnify and hold harmless Indemnitees shall only extend to matters which Parent delivers a written notice pursuant to this Agreement prior to the first anniversary of the Closing Date.
     9.3 Threshold. The Indemnitors shall not be required to make any indemnification payment pursuant to Section 9.2 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate. (If the total amount of such Damages exceeds $200,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for all Damages and not only for the portion of such Damages exceeding $200,000.) The foregoing provisions of this Section 9.3 limiting the indemnity obligations of the Indemnitors shall not be applicable to any claim by an Indemnitee for indemnification pursuant to Section 9.2(iii)-(viii).
     9.4 Other Limitations.
          (a) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts recovered by any Indemnitees under insurance policies or otherwise with respect to such Damages. Each Indemnitee shall use its commercially reasonable efforts to recover under insurance policies for any Damages prior to seeking indemnification under this Agreement.
          (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnitor shall, in any event, be liable to any Indemnitee for any punitive damages of such Indemnitee,unless a third party is awarded such punitive damages.
          (d) The Indemnitors shall not under any circumstances be liable for any Taxes relating to the Company for any period after the Closing Date.
          (e) The Indemnitees shall use commercially reasonable efforts to minimize Damages, including, but not limited to, Damages associated with the PRC Tax Liability, incurred and to be incurred by them.
          (f) The Parent and the Company also acknowledge and agree that anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any Indemnitees, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby, except in the case of fraud.

          (g) In no event shall any Retained Liability that reduces the Total Merger Consideration give rise to Damages (except to the extent such Damages would exceed the reduction in the Total Merger Consideration for such Retained Liability) subject to the indemnification provisions of this Section 9.
     9.5 Exclusive Remedy. From and after the Closing, recourse of all Indemnitees to the Escrow Cash and Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of Parent and the other Indemnitees for damages under the indemnification provisions contained in, and for any breach of, this Agreement and the Exhibits, Schedules, Closing Certificates and any other related documents and for any and all other claims, liabilities, rights or remedies such Indemnitees may have at law or in equity. No former shareholder, optionholder, warrantholder, officer, director, employee or agent of the Company shall have any personal liability to Parent or any of the other Indemnitees after the Closing in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 9.5, the rights and restrictions set forth herein do not limit any other potential remedies of Parent and other Indemnitees against Persons who may be liable for fraud under common law in connection with the transactions contemplated by this Agreement, and any Person committing fraud shall be jointly, liable for, and shall indemnify the Indemnitees for, Damages incurred as a result of such fraud up $19,250,000; provided, however, to the extent a claim based on fraud is made by an Indemnitor other than pursuant to the terms of the Escrow Agreement, that such claims for fraud may be brought by an Indemnitee against the Person committing such fraud only (and no other Indemnitors).
     9.6 No Contribution. No shareholders of the Company shall have any right of contribution, right of indemnity or other right or remedy against Merger LLC or Parent in connection with any indemnification obligation or any other liability to which he, she or it may become subject under or in connection with this Agreement.
     9.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent, against Merger LLC or against any other Person) with respect to which any of the Indemnitors may, in Parent’s reasonable judgment, become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 9, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
     (a) each Indemnitor shall make available to Parent any documents and materials in his, her or its possession or control that may be reasonably necessary to the defense of such claim or Legal Proceeding; and
     (b) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the prior written consent of the Shareholders’ Agent; provided, however, that such consent shall not be unreasonably withheld.
Parent shall give the Shareholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, Merger LLC or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholders’ Agent shall not limit any of the obligations of the Indemnitors under this Section 9 (except to the extent such failure materially prejudices the defense of such Legal Proceeding or the rights of the Indemnitors). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Shareholders’

Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent and the expense of said defense shall be paid out of the Escrow Fund; provided, however, that the Shareholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed).
     9.8 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     9.9 Execution by Shareholders’ Agent. The Shareholders’ Agent may execute this Agreement at any time after the Signing Date and prior to the Closing; provided, however, that the effectiveness of this Agreement shall not be predicated upon such execution.
SECTION 10. Miscellaneous Provisions
     10.1 Shareholders’ Agent. By virtue of their approval of the Merger and this Agreement, the Merger Shareholders shall have approved, among other matters, the indemnification and escrow terms set forth in Section 9 and the expense reimbursement provisions in this Section 10.1 and shall irrevocably appoint Nueva Ventures Management, LLC as their agent for purposes of Section 9 and Section 10.1 (the “Shareholders’ Agent”) to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 3 of the Escrow Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Nueva Ventures Management, LLC hereby accepts his appointment as the Shareholders’ Agent. Parent shall be entitled to deal exclusively with the Shareholders’ Agent on all matters relating to Section 9, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Indemnitors by the Shareholders’ Agent, and on any other action taken or purported to be taken on behalf of any Indemnitor by the Shareholders’ Agent, as fully binding upon such Indemnitor. If the Shareholders’ Agent shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Indemnitors, then the Indemnitors shall, within ten days after such death or disability, appoint a successor agent upon the consent of Indemnitors having a majority interest in the sum of the Escrow Cash and Escrow Shares (valued at the Parent Average Stock Price) and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Shareholders’ Agent” for purposes of Section 9 and this Section 10.1. In addition, the Indemnitors may at any time remove the Shareholders’ Agent and appoint a successor agent upon the consent of Indemnitors having a majority interest in the sum of the Escrow Cash and Escrow Shares (valued at the Parent Average Stock Price) and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Shareholders’ Agent” for purposes of Section 9 and this Section 10.1. No bond shall be required for the Shareholders’ Agent. If for any reason there is no Shareholders’ Agent at any time, all references herein to the Shareholders’ Agent shall be deemed to refer to the Indemnitors. The Shareholders’ Agent shall not be responsible for any act done or omitted thereunder as Shareholders’ Agent while acting in good faith and in the exercise of reasonable judgment. The Indemnitors shall severally, and not jointly, indemnify the Shareholders’ Agent and hold the Shareholders’ Agent harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of the Shareholders’ Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders’ Agent. Up to $100,000 of such losses, liabilities or expenses may be satisfied by the Shareholders’ Agent Allowance deposited into the Escrow Fund. By virtue of their approval of the Merger and this Agreement, the Indemnitors hereby agree to pay (i) the reasonable fees of the Shareholders’ Agent relating to his services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Shareholders’ Agent, in connection with the acceptance and administration of the Shareholders’ Agent’s duties hereunder. Subject to the prior right of Parent to make claims for Damages, the Shareholders’ Agent shall have the right to recover from the Escrow Fund (in addition to the $100,000 provided for above) prior to any distribution to the Indemnitors, any reasonable fees, costs and expenses, including those of any legal counsel or other professional retained by the Shareholders’ Agent, in connection with the performance, acceptance and administration of the Shareholders’ Agent’s duties hereunder. The Shareholders’ Agent shall have no duties or responsibilities except those expressly set forth herein and in the other agreements delivered pursuant to this Agreement to which the Shareholders’ Agent is a party. The Shareholders’ Agent may consult with its own counsel. The Shareholders’ Agent may rely on any notice, instruction, certificate, statement, request, consent, confirmation, agreement or other instrument which it reasonably believes to be genuine and to have been signed or presented by a proper Person or Persons.
     10.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement (including, but not limited to, the effecting of the changes of the Chinese Subsidiary as contemplated to be effected upon the Merger becoming effective (such as changes to its investor, articles of association, legal representative, directors) together with the attending to all formalities required by applicable Legal Requirements and obtaining of all applicable Governmental Authorizations in relation to such changes).
     10.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, (d) the satisfaction of any conditions to the Closing; and (e) the consummation of the Merger (collectively, the “Transaction Costs”); provided, however, that, the total amount of all such fees, costs and expenses incurred by or for the benefit of the Acquired

Companies (including all such fees, costs and expenses incurred prior to the date of this Agreement) shall be borne and paid by the Merger Shareholders as provided in the calculation of Retained Liabilities as provided in Section 1.5(b)(viii) and, if necessary, by deducting from the Escrow Fund, Escrow Cash and Escrow Shares any such amount not included in the calculation of Total Merger Consideration. At the Closing, counsel to the Company shall be paid all of its fees and expenses incurred in connection with the transactions contemplated by this Agreement and its other representation of the Company.
     10.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     10.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent or Merger Sub:
Cavium Networks, Inc.
805 E. Middlefield Road
Mountain View, California 94043
Attn: Syed Ali
Facsimile: (650) 625-9751
with a copy to:
Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, California 94306
Attn: Vincent P. Pangrazio
Facsimile: (650) 849-7400
if to the Company:
W&W Communications, Inc.
640 W. California Ave, Suite 200
Sunnyvale, California 94086
Attn: Lars Herlitz
Facsimile: (408) 789-0117
with a copy to:
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025

Attn: Warren Lazarow
Facsimile: (650) 473-2601
if to the Shareholders’ Agent:
Nueva Ventures Management, LLC
770 27th Avenue
San Mateo, California 94403
Attn: Côme Laguë
Facsimile: (650) 240-0170
     10.6 Time of the Essence. Time is of the essence of this Agreement.
     10.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     10.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     10.9 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
     10.10 Successors and Assigns. This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; Merger LLC; the other Indemnitees; the Company Indemnified Parties; and the respective successors and assigns, if any, of the foregoing. Merger Sub and Merger LLC may freely assign any or all of their rights under this Agreement (including their indemnification rights under Section 9), in whole or in part, to any successor or affiliate of Parent without obtaining the consent or approval of any other party hereto or of any other Person.
     10.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     10.12 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     10.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto that signed this Agreement.
     10.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     10.15 Parties in Interest. Except for the provisions of Sections 1.5, 1.6, 5.17, 9 and 10.1, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
     10.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement previously executed on behalf of Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     10.17 Construction.
     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
     (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
     (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

[Remainder of this page intentionally left blank.]

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

Cavium Networks, Inc.,
a Delaware corporation

/s/ Arthur D. Chadwick

Name: Arthur D. Chadwick
Title: Vice President of Finance &
Administration and Chief Financial Officer

WWC Acquisition Corporation,
a California corporation

/s/ Arthur D. Chadwick

Name: Arthur D. Chadwick
Title: Chief Financial Officer

WWC I LLC,
a Delaware limited liability company

/s/ Arthur D. Chadwick

Name: Arthur D. Chadwick
Title: Chief Financial Officer

W&W Communications, Inc.,
a California corporation

/s/ Lars Herlitz

Name: Lars Herlitz
Title: President & CEO

AS TO SECTIONS 9 AND 10.1 ONLY:

Nueva Ventures Management, LLC

/s/ Côme Lagüe

Name: Côme Lagüe
Title: Managing Partner

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     280G Approval. “280G Approval” shall have the meaning set forth in Section 4.7.
     280G Waiver. “280G Waiver” shall mean a waiver in the form attached hereto as Exhibit H pursuant to which a Person will waive any right or entitlement to Section 280G Payments unless the requisite shareholder approval of the Section 280G Payments is obtained.
     401(k) Plan. “401(k) Plan” shall have the meaning set forth in Section 4.6.
     Acquired Companies. “Acquired Companies” shall mean collectively the Company, the Chinese Subsidiary and the U.S. Subsidiary.
     Acquired Company IP. “Acquired Company IP” shall mean (a) all Intellectual Property Rights in or pertaining to any Acquired Company Product or methods or processes used to manufacture any Acquired Company Product, and (b) all Intellectual Property Rights owned by or licensed to the Acquired Companies.
     Acquired Company IP Contract. “Acquired Company IP Contract” shall mean any Contracts to which the Acquired Companies are a party or by which the Acquired Companies are bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Acquired Company IP or any Intellectual Property developed by, with, or for the Acquired Companies.
     Acquired Company Privacy Policy. “Acquired Company Privacy Policy” shall mean each external or internal, present privacy policy of the Acquired Companies, including any policy relating to (i) the privacy of users of the Acquired Company Products or of any website owned, operated, or controlled by the Acquired Companies, (ii) the collection, storage, disclosure, and transfer of any User Data, and (iii) any employee information.
     Acquired Company Product. “Acquired Company Product” shall mean any product or service designed, developed, manufactured for, or marketed, distributed, provided, licensed, or sold, directly or indirectly to third-party customers by the Acquired Companies.
     Acquired Company Registered IP. “Acquired Company Registered IP” shall have the meaning set forth in Section 2.9(b).
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving:
     (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Acquired Companies, taken as a whole;
     (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security or registered capital of any of the Acquired Companies, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security or registered capital of any of the Acquired Companies, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security or registered capital of any of the Acquired Companies in each case by any Person(s) or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing 10% or more of the voting interest in the total outstanding voting securities of any of the Acquired Companies, excluding, in all cases, capital stock issued upon the conversion or exercise of outstanding Company Options, Company Warrants, convertible promissory notes or other outstanding convertible or exercisable securities; or
     (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.
     Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
     Bonus Pool. “Bonus Pool” shall have the meaning set forth in Section 5.6.
     Chinese Subsidiary. “Chinese Subsidiary” shall mean (known as “Beijing WWCOMS Info Technology Ltd.” in English), a corporation established under the laws of the People’s Republic of China.
     Closing. “Closing” shall have the meaning set forth in Section 1.3.
     Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar and applicable state statute.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and any official guidance promulgated thereunder.
     Common Stock Per Share Consideration. “Common Stock Per Share Consideration” shall have the meaning set forth in Section 1.5.
     Company Common Stock. “Company Common Stock” shall have the meaning set forth in Section 1.5.
     Company Contract. “Company Contract” shall mean any presently in effect Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.
     Company Financial Statements. “Company Financial Statements” shall have the meaning set forth in Section 2.4.
     Company Employee. “Company Employee” shall mean any current or former director, employee, consultant or contractor of any Acquired Company or its affiliates.
     Company Employee Liabilities. “Company Employee Liabilities" shall mean all amounts paid or payable by the Company, Parent or an affiliate of Parent in connection with the termination of Company Employees in accordance with Section 6.10, including any severance or other similar payments  or expenses, but excluding any amounts (i) for the payment of accrued wages, accrued and unused vacation time and paid time-off and accrued sales commissions earned in the ordinary course of business, (ii) for the reimbursement of any expenses incurred  by Company Employees in the ordinary course of business consistent with past practice, or (iii) incurred by Parent or any affiliate of Parent  and paid or payable to  Company Employees following the Closing  pursuant to   (1) offer letters  with Parent or an affiliate of Parent that become effective on or after the Effective Time and (2) the Scheduled PRC Employee Bonus.
     Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus, severance, change of control pay, termination pay, deferred compensation, performance awards, phantom stock, stock option or stock-related awards, commission, vacation, incentive, profit sharing, pension, payroll practice, retirement benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by any Acquired Company or any ERISA Affiliate for the benefit of any Company Employee, and with respect to which any Acquired Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
     Company Option. “Company Options” means stock options to purchase Company Common Stock granted by Company pursuant to the Stock Plan or otherwise.
     Company Preferred Stock. “Company Preferred Stock” shall mean Company Series A Preferred Stock and Company Series B Preferred Stock.
     Company Restricted Stock. “Company Restricted Stock” means a share of Company Common Stock that has been issued under the Company Stock Plan or otherwise that remains unvested and subject to the Company’s right to repurchase or reacquire such share upon the termination of the holder’s service with the Company or its affiliates.
     Company Returns. “Company Returns” shall have the meaning set forth in Section 2.14.
     Company Series A Preferred Stock. “Company Series A Preferred Stock” shall have the meaning set forth in Section 1.5.
     Company Series B Preferred Stock. “Company Series B Preferred Stock” shall have the meaning set forth in Section 1.5.
     Company Stock. “Company Stock” shall mean Company Common Stock and Company Preferred Stock.
     Company Stock Certificate. “Company Stock Certificate” shall have the meaning set forth in Section 1.7.
     Company Stock Plan. “Company Stock Plan” means the Company’s 2005 Stock Option/Stock Issuance Plan, as amended.
     Company Warrant. “Company Warrant” means any warrant to purchase shares of capital stock of the Company.
     Company’s Closing Certificate. “Company’s Closing Certificate” shall have the meaning set forth in Section 6.6.
     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Continuing Employee. “Continuing Employee” shall mean each employee of an Acquired Company who (i) receives and accepts an offer of at-will employment from Merger LLC or Parent or any of its subsidiaries prior to the Effective Time and (ii) is an employee of Merger LLC or Parent or any of its subsidiaries immediately following the Effective Time.
     Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, which is currently in effect or which contains any ongoing obligations or rights.
     Damages. “Damages” shall include any actual loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense of any nature, net of any indemnity from third parties or, in the case of third party claims, by any amounts actually recovered relating to facts giving rise to such third-party claims.
     Deferred Compensation Amendments. “Deferred Compensation Amendments” shall mean amendments to the underlying agreements for the amounts set forth on Schedule 1.5(b)(viii) that are or may be deemed deferred compensation under Section 409A of the Code as necessary to clarify the exemption of such arrangements from, or bring such arrangements into compliance with, Section 409A of the Code, in form and substance reasonably acceptable to Parent.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.
     DOL. “DOL” shall mean the United States Department of Labor.
     Effective Time. “Effective Time” shall have the meaning set forth in Section 1.3.
     Employee Agreement. “Employee Agreement” shall mean any management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract (other than standard Contracts pursuant to the Company Stock Plan) between any Acquired Company and any Company Employee with respect to which any Acquired Company or any ERISA Affiliate has or may have any liability or obligation.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or registered capital, any restriction on the transfer of any security or registered capital (other than to maintain compliance with applicable federal and state securities laws) or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust,

company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     Environmental Law. “Environmental Law” shall have the meaning set forth in Section 2.16.
     Equity Award. “Equity Award” shall have the meaning set forth in Section 2.3.
     Equity Award Holder. “Equity Award Holder” shall have the meaning set forth in Section 1.8.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     ERISA Affiliate. “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person under common control with the Company or any of its Subsidiaries or that, together with the Company or any of its Subsidiaries, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
     Escrow Agreement. “Escrow Agreement” shall mean the Escrow Agreement in the form of Exhibit C to this Agreement.
     Escrow Cash. “Escrow Cash” shall have the meaning set forth in Section 1.8.
     Escrow Fund. “Escrow Fund” shall have the meaning set forth in Section 1.8.
     Escrow Shares. “Escrow Shares” shall have the meaning set forth in Section 1.8.
     Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     Export Control Liabilities. “Export Control Liabilities” shall mean any direct or indirect liabilities and expenses of the Company, Parent or an affiliate of Parent in connection with pre-Effective Time non-compliance by the Company with Export Administration Regulations (15 C.F.R. §§ 730-774); the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130); the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598); and the Customs Regulations (19 C.F.R. §§ 1-357).
     FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
     Fully Diluted Company Shares. “Fully Diluted Company Shares” shall have the meaning set forth in Section 1.5.
     Government Bid. “Government Bid” shall mean any currently in effect quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.
     Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order or other Contract executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
     Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     HIPAA. “HIPPA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
     Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future officers, directors and affiliates (including Merger Sub and Merger LLC); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the shareholders of the Company shall not be deemed to be “Indemnitees.”
     Indemnitors. “Indemnitors” shall have the meaning set forth in Section 9.2.
     Information Statement. “Information Statement” shall have the meaning set forth in Section 5.2.
     Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, logic devices, mechanical designs, IP cores, inventions (including utility models and designs) (whether or not patentable), development tools, and all rights in prototypes, boards and other devices, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, layouts, architectures, topology, topography works, mask works, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, test methodologies, emulations, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     International Employee Plan. “International Employee Plan” shall mean each Company

Employee Plan or Employee Agreement, written or unwritten, that has been established, adopted, maintained, by any Acquired Company or any ERISA Affiliate, or contributed to or required to be contributed to any Acquired Company or any ERISA Affiliate, whether formally or informally and with respect to which any Acquired Company or any ERISA Affiliate will or may have any liability with respect to Company Employees who perform services outside the United States.
     Investor Rights Agreement. “Investor Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated July 20, 2006, as amended by Amendment No. 1, dated June 13, 2008, by and among the Company and the parties listed on Exhibit A thereto.
     Investors. “Investors” shall mean the parties, other than the Company, to the Investor Rights Agreement.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     ISO Disqualification Liability. “ISO Disqualification Liability” shall mean any Damages resulting from the failure of any stock options granted by the Company and characterized as Incentive Stock Options to qualify as Incentive Stock Options under the Code.
     Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if:
     (a) the Person has actual knowledge of such fact or matter; or
     (b) a prudent individual could reasonably be expected to discover or otherwise become aware of such fact or other matter from (i) a review of the books and records of such Entity (including, without limitation, electronic records) that would be reviewed by an individual having the duties and responsibilities of such Person in the customary performance of such duties and responsibilities and (ii) Persons reporting to such Person charged with administrative or operational responsibility for such matters.
     A Person, other than an individual, shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of such Person has knowledge of such fact or other matter.
     Leased Real Property. “Leased Real Property” shall have the meaning set forth in Section 2.8.
     Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” means that (a) such information,

document or material was made available for review for a reasonable period of time by Parent or Parent’s counsel by the Company between October 1, 2008 and November 17, 2008 in the virtual data room maintained by the Company with Firmex Corporation in connection with the transactions contemplated by the Agreement and (b) Parent and Parent’s counsel had passworded access to such information, document or material throughout such period of time.
     Major Shareholders. “Major Shareholders” shall have the meaning set forth in the recitals to this Agreement.
     Material Adverse Effect. A violation or other matter will be deemed to have a “Material Adverse Effect” on the Company if (i) such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement or in the Company’s Closing Certificate excluding for such purpose reference to “Material Adverse Effect” qualifications in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Companies, taken as a whole, (ii) such violation or other matter was not caused by the entering into, announcement or pendency of the transactions contemplated by this Agreement, and (iii) such violation or other matter was not disclosed on Part 2.5(a) of the Disclosure Schedule; provided that in no event shall the following be taken into account in determining a Material Adverse Effect: (A) changes or developments in financial or securities markets or in connection with general economic, political or regulatory conditions (provided that such changes do not affect the Company disproportionately as compared to the Company’s competitors); (B) changes or developments affecting the industry generally in which the Company operates (provided that such changes do not affect the Company disproportionately as compared to the Company’s competitors); (C) any action or omission of any Acquired Company taken with the prior written consent of Parent; (D) any violations or other matters that occur as a result of the taking of any action expressly required by this Agreement or the failure to take any action prohibited from being taken by this Agreement; (E) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Signing Date; (F) a failure to meet internal projections or forecasts; or (G) changes or developments resulting from or relating to any change in applicable laws or regulations or accounting requirements or principles.
     Material Contracts. “Material Contracts” shall have the meaning set forth in Section 2.10.
     Materials of Environmental Concern. “Materials of Environmental Concern” shall have the meaning set forth in Section 2.16.
     Medicare Part D. “Medicare Part D” shall have the meaning set forth in Section 2.15.
     Merger. “Merger” shall have the meaning set forth in the recitals to this Agreement.
     Merger Cash Consideration. “Merger Cash Consideration” shall have the meaning set forth in Section 1.5.
     Merger Shareholder. “Merger Shareholder” shall have the meaning set forth in Section 1.8.
     Merger Stock Consideration. “Merger Stock Consideration” shall have the meaning set forth in Section 1.5.

     Net Merger Consideration. “Net Merger Cash Consideration” shall have the meaning set forth in Section 1.5.
     Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
     Parent Average Stock Price. “Parent Average Stock Price” shall have the meaning set forth in Section 1.5.
     Parent Common Stock. “Parent Common Stock” shall have the meaning set forth in Section 1.5.
     Parent SEC Documents. “Parent SEC Documents” shall have the meaning set forth in Section 3.3.
     PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
     Pension Plan. “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or any International Employee Plan that is not account-based with individual participant accounts and that is designed to accumulate or accrue a benefit, annuity payment or a cash balance that a service provider of the Company could draw upon at a specific age, retirement or following separation from service.
     Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) any mechanic’s, carrier’s, warehouseman’s or other similar encumbrance arising in the ordinary course of business, consistent with past practice, (ii) Encumbrances in respect of Taxes not yet due and payable, (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (iv) any non-exclusive license to use Acquired Company Products granted by Company to its customers in the ordinary course of business, consistent with past practice, (v) purchase money security interests; and (vi) zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present or intended use of or occupancy of the affected parcel by the Company.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     PRC Liability. “PRC Liability” shall mean any direct or indirect liability of the Chinese Subsidiary, the Company, Parent (or any affiliate of Parent) resulting from non-compliance with Legal Requirements associated with (i) the grant or issuance of equity incentives to Company Employees who are or were residents of the Peoples’ Republic of China (“Chinese Residents”), the exercise of any stock options by any Chinese Resident and/or the subsequent sale or transfer of the shares of Common Stock issued to any Chinese Resident; and (ii) the payment of Merger Consideration to any Chinese Resident. For the avoidance of doubt, any payment made to or as a result of the Company, Parent’s (or any affiliate of Parent) obligation to indemnify any Person for matters related to any PRC Liability shall be a PRC Liability.

     PRC Tax Allowance. “PRC Tax Allowance” shall mean the amount designated as the “PRC Tax Allowance” on Schedule 1.5(b)(viii).
     PRC Tax Liability. “PRC Tax Liability” shall mean (i) (a) eighty percent (80%) of any Damages resulting from any deficiencies in payroll-related social welfare contributions (including withholding deficiencies) required to be made under the Legal Requirements of the People’s Republic of China, including, but not limited to, contributions or payments for pension fund, unemployment insurance, work-related insurance, maternity insurance and housing fund, (b) eighty percent (80%) of any Damages resulting from any deficiencies in income tax payments to any Governmental Body in the People’s Republic of China and information on Tax Returns (including withholding deficiencies) filed with any Governmental Body in the People’s Republic of China, and (c) any other deficiencies in Tax payments, information on Tax Returns or payroll–related social welfare contributions, in each case, of any of the Acquired Companies in the People’s Republic of China; and (ii) eighty percent (80%) of the additional Tax liability owed by each Company Employee who is subject to taxation in the People’s Republic of China (a “Chinese Employee”) to any Governmental Body as a result of a Person other than the Chinese Employee paying any deficiency described in (i) above (as determined on an after-tax basis). For the avoidance of doubt, clause (ii) is intended to be a full gross-up on 80% of such additional Tax liabilities.
     Pre-Closing Period. “Pre-Closing Period” shall have the meaning set forth in Section 4.1.
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     Related Party. “Related Party” shall have the meaning set forth in Section 2.18.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     Required Vote. “Required Vote” shall have the meaning set forth in Section 2.23.
     Retained Liabilities. “Retained Liabilities” shall have the meaning set forth in Section 1.5.
     Reverse Merger. “Reverse Merger” shall have the meaning set forth in the recitals to this Agreement.
     Scheduled Closing Time. “Scheduled Closing Time” shall have the meaning set forth in Section 1.3.
     SAS No. 100 Financial Statements. “SAS No. 100 Financial Statements” shall mean the Financial Statements described in Section 2.4(a)(ii) and (iii) that have been reviewed in compliance with SAS No. 100 and contain footnote disclosures.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Second-Step Merger. “Second-Step Merger” shall have the meaning set forth in the recitals to this Agreement.

     Section 280G Payments. “Section 280G Payments” shall have the meaning set forth in Section 4.7.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Series A Cash Preference. “Series A Cash Preference” shall have the meaning set forth in Section 1.5.
     Series A Liquidation Preference. “Series A Liquidation Preference” shall have the meaning set forth in Section 1.5.
     Series A Per Share Consideration. “Series A Per Share Consideration” shall have the meaning set forth in Section 1.5.
     Series A Stock Preference. “Series A Stock Preference” shall have the meaning set forth in Section 1.5.
     Series B Cash Preference. “Series B Cash Preference” shall have the meaning set forth in Section 1.5.
     Series B Liquidation Preference. “Series B Liquidation Preference” shall have the meaning set forth in Section 1.5.
     Series B Per Share Consideration. “Series B Per Share Consideration” shall have the meaning set forth in Section 1.5.
     Series B Stock Preference. “Series B Stock Preference” shall have the meaning set forth in Section 1.5.
     Shareholders’ Agent. “Shareholders’ Agent” shall have the meaning set forth in Section 10.1.
     Spanish Liability. “Spanish Liability” shall mean any Damages resulting from the mischaracterization prior to the Effective Time of any Company Employee resident in Spain as a consultant, independent contractor or self employed individual, including but not limited to the payment of historic income taxes, social insurance or welfare taxes and penalties and interest thereon.
     Surviving Corporation. “Surviving Corporation” shall have the meaning set forth in Section 1.1.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any taxing authority.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Total Merger Consideration. “Total Merger Consideration” shall have the meaning set forth in Section 1.5.
     Total Preferred Liquidation Preference. “Total Preferred Liquidation Preference” shall have the meaning set forth in Section 1.5.
     Transaction Costs. “Transaction Costs” shall have the meaning set forth in Section 10.3.
     U.S. Subsidiary. “U.S. Subsidiary” shall mean DSP Research, Inc., a corporation organized under the laws of the State of California.
     Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 2.4.
     Unrelated Legal Fees Allowance. “Unrelated Legal Fees Allowance” shall mean the amount designated as the “Unrelated Legal Fee Allowance” on Schedule 1.5(b)(viii).
     Unrelated Legal Fees Liability. “Unrelated Legal Fees Liability” means any liability for any legal services or expenses, whether or not paid as of the Effective Time, provided to or for the benefit of any Acquired Company prior to the Effective Time which either (1) are or should be reflected in the “Accounts Payable and Other Accrued Expenses” set forth in the Unaudited Interim Balance Sheet; or (2) are or were provided after September 30, 2008; provided, however, legal fees and expenses described in clause (D) of Section 1.5(b)(viii) shall not be included in the Unrelated Legal Fees Liability.
     User Data. “User Data” shall mean any personally identifiable information or data (including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person) or other data or information collected by or on behalf of any Acquired Company from users of the Acquired Company Products or of any website owned, operated, or controlled by any Acquired Company.
     Voting Agreements. “Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

Exhibit D
FORM OF RSU BONUS PLAN
CAVIUM NETWORKS, INC.
WWCOMS RETENTION PLAN
SECTION 1. PURPOSE
     The WWComs Retention Plan (the “Plan”) is hereby established effective upon the closing (the “Closing”) of the acquisition of W&W Communications, Inc., a California corporation (“WWComs”), by Cavium Networks, Inc., a Delaware corporation (“Cavium” or the “Company”), pursuant to the terms of an Agreement and Plan of Merger and Reorganization, by and among Cavium, WWC Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Cavium, WWComs, WWC I LLC, a Delaware limited liability company and Nueva Ventures Management, LLC as the Shareholders’ Agent, dated November 19, 2008 (the “Merger Agreement”). The purpose of the Plan is to provide certain eligible employees of WWComs and its affiliates who become employees of Cavium or an affiliate of Cavium with the opportunity to earn restricted stock units covering shares of the common stock of Cavium based on the achievement of certain operating milestones following Closing.
SECTION 2. DEFINITIONS
     For purposes of the Plan, these terms are defined as follows:
     (a) 2009 Determination Date means the date following the closing of the 2009 Measurement Period on which Cavium determines that the 2009 Revenue Threshold has or has not been achieved. In no event will such date be later than the date Cavium publicly announces its financial results for the fiscal quarter ending December 31, 2009.
     (b) 2009 Measurement Period means July 1, 2009 through December 31, 2009.
     (c) 2009 Retention Award means that number of RSUs equal to the product of (i) the Participant’s Participation Percentage for the 2009 RSU Pool and (ii) the 2009 RSU Pool. For example, assuming a 2009 RSU Pool of 99,000 shares and a Participation Percentage of 1%, a Participant would be awarded RSUs covering 990 shares of Cavium’s common stock as the 2009 Retention Award.
     (d) 2009 Revenue Threshold means $4,000,000 of Revenue from WWComs Products during the 2009 Measurement Period.
     (e) 2009 RSU Pool means that number of RSUs determined as follows: if the 2009 Revenue Threshold is achieved during the 2009 Measurement Period, RSUs with an aggregate “value” equal to (i) $330,000 plus (ii) $330,000 for each full $1,000,000 of Revenue achieved during the 2009 Measurement Period in excess of the 2009 Revenue Threshold. The 2009 RSU Pool will not exceed RSUs with a “value” of $2,970,000. The “value” of RSUs for purposes of the 2009 RSU Pool will be determined using the average reported closing price for Cavium common stock on the Nasdaq Global Market for the 30 consecutive trading days ending on

December 31, 2009. No pro-rata RSUs will be credited to the 2009 RSU Pool for Revenue in less than $1,000,000 increments. For example, assuming Revenue of $6,500,000 and a 30 day trading average price of $10.00 per share, the 2009 RSU Pool will be RSUs covering 99,000 shares of Cavium common stock.
     (f) 2010 Determination Date means the date following the closing of the 2010 Measurement Period on which Cavium determines that the 2010 Revenue Threshold has or has not been achieved. In no event will such date be later than the date Cavium publicly announces its financial results for the fiscal quarter ending June 30, 2010.
     (g) 2010 Measurement Period means January 1, 2010 through June 30, 2010.
     (h) 2010 Retention Award means that number of RSUs equal to the product of (i) the Participant’s Participation Percentage for the 2010 RSU Pool and (ii) the 2010 RSU Pool. For example, assuming a 2010 RSU Pool of 99,000 shares and a Participation Percentage of 1%, a Participant would be awarded RSUs covering 990 shares of Cavium’s common stock as the 2010 Retention Award.
     (i) 2010 Revenue Threshold means $8,000,000 of Revenue from WWComs Products during the 2010 Measurement Period.
     (j) 2010 RSU Pool means that number of RSUs determined as follows: if the 2010 Revenue Threshold is achieved during the 2010 Measurement Period, RSUs with an aggregate “value” equal to (i) $330,000 plus (ii) $330,000 for each full $1,000,000 of Revenue achieved during the 2010 Measurement Period in excess of the 2010 Revenue Threshold. The 2010 RSU Pool will not exceed RSUs with a value of $2,970,000. The “value” of RSUs for purposes of the 2010 RSU Pool will be determined using the average reported closing price for Cavium common stock on the Nasdaq Global Market for the 30 consecutive trading days ending on June 30, 2010. No pro-rata RSUs will be credited to the 2010 RSU Pool for Revenue in less than $1,000,000 increments. For example, assuming Revenue of $10,500,000 and a 30 day trading average price of $10.00 per share, the 2010 RSU Pool will be RSUs covering 99,000 shares of Cavium common stock.
     (k) Code means the Internal Revenue Code of 1986, as amended.
     (l) EIP means the Cavium Networks, Inc. 2007 Equity Incentive Plan
     (m) Participant means an individual who (i) was employed by WWComs or an affiliate of WWComs, immediately prior to the Closing, (ii) is employed by Cavium or an affiliate of Cavium, immediately following the Closing, (iii) has his or her name listed on Exhibit A attached hereto, and (iv) meets the eligibility requirements of Section 3 below. The determination of whether an individual is a Participant shall be made by Cavium, in its sole discretion, and such determination shall be binding and conclusive on all persons.
     (n) Participation Notice means the latest notice sent by Cavium to an individual informing the individual that he or she has been selected as a prospective participant in the Plan, substantially in the form of Exhibit B attached hereto. If a second notice is sent, it will supersede in its entirety any prior notice sent to that individual.

     (o) Plan Administrator means the Board or Directors of Cavium (the “Board”) or any such other entity, body or committee as may be duly authorized by the Board to administer the Plan. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.
     (p) Plan Percentage means the percentage of the 2009 Bonus Pool and the percentage of the 2010 Bonus Pool, as applicable, set forth on the Participant’s Participation Notice.
     (q) Revenue means all revenue actually recognized by Cavium in accordance with U.S. GAAP for WWComs Products sold by Cavium or an affiliate of Cavium following the Closing during the applicable measurement period.  In instances that may arise for a bundled product or service offering that includes WWComs Products and Cavium products and services and where a clear delineation of price does not exist, Cavium, in its reasonable judgment, shall determine the appropriate amount to be included as Revenue with respect to a WWComs Product hereunder.  All software revenue will be recognized in accordance with U.S. GAAP, and to the extent that Cavium Networks recognizes any software license revenue over an extended period of time (such as the life of any associated maintenance or other service agreements), the amount of revenue that will be included in the calculation of Revenue will be the actual amount of revenue recognized by Cavium during the applicable measurement period.
     (r) RSU means a restricted stock unit granted under the EIP.
     (s) WWComs Products means all WWComs stand alone products, upgrades, updates, enhancements or derivatives owned and being distributed by WWComs as of immediately prior to Closing and related future products that are substantially derived from such products.  WWComs Products shall not include products that are derived in whole or in part from Cavium products, incorporate any material Cavium design, code or technology or are combined with Cavium products, design, code or technology, with such determination being made by Cavium in its sole reasonable discretion.
SECTION 3. ELIGIBILITY
     (a) Not later than the Closing, Cavium will issue Participation Notices to prospective Participants.
     (b) Notwithstanding issuance of, and acceptance by a Participant of, the Participation Notice, an individual shall cease to be a Participant immediately as of:
          (i) such date that the individual materially violates the terms of any valid employment, confidentiality, proprietary information, invention assignment or non-solicitation agreement between the individual and any of Cavium, WWComs or any predecessor thereto; provided that the Participant has received written notice specifying the alleged material breach, and, if such material breach is reasonably susceptible of cure, the Participant has been given a reasonable opportunity of not less than thirty (30) days to cure; or
          (ii) the date of the individual’s termination of employment with Cavium for any reason.

SECTION 4. PLAN BENEFITS
     (a) Subject to a Participant’s continued employment on the 2009 Determination Date, Cavium will grant such Participant his or her 2009 Retention Award on the 2009 Determination Date. The 2009 Retention Award shall vest, subject to the Participant’s Continuous Service (as defined in the EIP) on each vesting date, as to 25% of the shares subject to the RSU on the 2009 Determination Date and as to 6.25% of the shares on the last day of each fiscal quarter thereafter (commencing with the last day of the fiscal quarter in which the 2009 Determination Date occurs), subject to the right of certain Participants to receive additional vesting of the 2009 Retention Award upon a termination without cause or a resignation due to good reason as expressly provided in written agreements. Shares issued under the 2009 Retention Award are intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein will be interpreted to so comply.
     (b) Subject to a Participant’s continued employment on the 2010 Determination Date, Cavium will grant such Participant his or her 2010 Retention Award on the 2010 Determination Date. The 2010 Retention Award shall vest, subject to the Participant’s Continuous Service on each vesting date, as to 37.5% of the shares subject to the RSU on the 2010 Determination Date and as to 6.25% of the shares on the last day of each fiscal quarter thereafter (commencing with the last day of the fiscal quarter in which the 2010 Determination Date occurs), subject to the right of certain Participants to receive additional vesting of the 2010 Retention Award upon a termination without cause or a resignation due to good reason as expressly provided in written agreements between Cavium and such Participant. Shares issued under the 2010 Retention Award are intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and any ambiguities herein will be interpreted to so comply.
     (c) All awards under this Plan will be subject to applicable tax withholding in accordance with the terms and conditions set forth in the EIP.
SECTION 5. GOLDEN PARACHUTE TREATMENT
     (a) If any payment or benefit payable hereunder (a “Payment”) to a Participant would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (1) reduction of the 2010 Retention Award and (2) reduction of the 2009 Retention Award.
     (b) For the avoidance of doubt, it is understood that this Section 5 shall be of no force or effect with respect to a Participant if the stockholders of WWComs have approved the payments provided in this Plan to such Participant in a manner that results in such payments under the Plan not constituting “parachute payments” with respect to such Participant pursuant to Section 280G(b)(5)(A)(ii) of the Code. If, after Closing, a subsequent determination of the status of Payments to a Participant is necessary, an independent firm shall be engaged by Cavium and shall perform the foregoing calculations. The independent firm engaged to make the determinations hereunder shall consider the calculations prepared by the Company prior to Closing and shall provide its calculations, together with detailed supporting documentation, to the Participant and Cavium after the Closing. Any good faith determinations of the independent firm made hereunder shall be final, binding and conclusive upon the affected Participant and Cavium.
SECTION 6. REVENUE STATEMENTS; PARTICIPANT REPRESENTATIVE
     (a) Cavium will prepare a statement (each, a “Statement”) at the end of each of the 2009 Measurement Period and the 2010 Measurement Period setting forth the calculations necessary to determine whether a 2009 Retention Award and a 2010 Retention Award, as applicable, is to be made to Participants based on Revenue for Eligible Products pursuant to this Plan. Cavium shall deliver such Statement to a representative of the Participants, who shall initially be Lars Herlitz (the “Participant Representative”), on each of the 2009 Determination Date and the 2010 Determination Date.
     (b) The Participant Representative shall serve as agent for and on behalf of each Participant. If the Participant Representative elects to resign as Participant Representative for any reason, the Participant Representative shall notify Cavium of his or her intent to resign, and the Participant representing at least a majority of the Plan Percentage shall, by written notice to Cavium, appoint a successor Participant Representative within five (5) business days after receiving notice of such resignation. The Participant Representative shall not be liable to any Participant for any act done or omitted hereunder as Participant Representative except to the extent the Participant Representative has acted with gross negligence or willful misconduct.
SECTION 7. GENERAL TERMS
     (a) Management of WWComs Business. Following the Closing, the management and operations of WWComs, including with respect to the sales of WWComs Products, shall be conducted in a manner that is determined by Cavium, in its sole discretion. For the avoidance of doubt, none of the following will in any event be determined to be in contravention of Cavium’s obligations hereunder:
          (i) Cavium’s allocation of corporate resources, including the allocation of sales and marketing personnel and budgets, among its various product lines and businesses,
          (ii) Cavium’s negotiations with potential purchasers of products and services, including the WWComs Products, regardless of the prices and terms upon which sales of such products and services, including the WWComs Products, may be made, even if the effect of such negotiations is to delay a sale of WWComs Products from being consummated during any period, or
          (iii) Cavium’s actions related to the release and positioning of products and services generally and the WWComs Products in particular.
     (b) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (c) Amendment or Termination. Cavium reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of Cavium. Unless otherwise required by law, no approval of the stockholders of Cavium shall be required for any amendment or termination.
     (d) No Implied Employment Contract. The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of Cavium or (ii) to interfere with the right of Cavium to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.
     (e) Legal Construction. This Plan shall be governed by and construed under the laws of the State of California (without regard to principles of conflict of laws).
     (f) Plan Benefits Unfunded. The liability of Cavium to pay any amount to any Participant is based solely on the contractual obligations created by the Plan. The Plan constitutes a mere promise by Cavium to pay benefits in the future as determined in the sole discretion of the Administrator. The interest of a Participant in benefits payable under the Plan is an unsecured claim against the general assets of Cavium. No Participant has any interest in any fund or in any specific asset of Cavium by reason of any amounts credited or deemed to be credited hereunder. Accordingly, Plan benefits are not secured by any trust, pledge, lien or encumbrance on any property of Cavium or on the assets of any benefit trust. Cavium intends that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA, if applicable.
     (g) Notices. Any notice, demand or request required or permitted to be given by either Cavium or a Participant or the Participant Representative pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or three (3) business days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of Cavium, at 805 E. Middlefield Road, Mountain View, California 94043, Attn: Chief Financial Officer, and, in the case of a Participant, at the address as set forth in Cavium’s employment file maintained for the Participant as previously furnished by the Participant, or such other address as a party may request by notifying the other in writing.
     (h) Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of Cavium. This Plan shall be binding upon any surviving entity resulting from a change in control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by Cavium without regard to whether or not such person or entity actively assumes the obligations hereunder.

     (i) Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.
     (j) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
     (k) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

Cavium Networks, Inc.

By:

Title:

Exhibit A
PARTICIPANTS

Exhibit B
RETENTION PLAN
PARTICIPATION NOTICE
To:
Date:
1. Cavium Networks, Inc. (“Cavium”) has adopted the WWComs Retention Plan (the “Plan”).
2. Cavium is providing you with this Participation Notice to inform you that you have been selected as a Participant in the Plan. A copy of the Plan is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan, and in the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail.
3. Subject to the provisions of the Plan, your Participation Percentage, as described in the Plan, is ___% of the 2009 RSU Pool and ___% of the 2010 RSU Pool.

Cavium Networks, Inc.

By:

Its:

ACKNOWLEDGEMENT AND AGREEMENT
The undersigned Participant hereby acknowledges receipt of the foregoing Participation Notice and agrees with the contents herein. The undersigned acknowledges that the undersigned has been advised to obtain tax and financial advice regarding the consequences of participating in the Plan, including the effect, if any, of Sections 409A and 4999 of the Internal Revenue Code.

Participant Name

List of Omitted Schedules
Disclosure Schedule
Parent Disclosure Schedule
Exhibit B: Form of Voting Agreement
Exhibit C: Form of Escrow Agreement
Exhibit E: Form of Noncompetition Agreement
Exhibit F: Form of General Release
Exhibit G: Forms of Legal Opinion of O’Melveny & Myers LLP and AllBright Law Offices
Exhibit H: Form of 280G Waiver
Exhibit I: Form of Opinion of Cooley Godward Kronish LLP
Schedule 1.5(b)(viii)
Schedule 1.5(b)(viii)(H)
Schedule 1.5(b)(ix)
Schedule 5.18(c)
Schedule 6.6(a)(i)
Schedule 6.6(k)
Schedule 6.6(p)
The above schedules have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules to the U.S. Securities and Exchange Commission upon request.